Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

iBIQUITY DIGITAL CORPORATION,

SILVER POINT CAPITAL, L.P.,

as LENDERS’ REPRESENTATIVE,

WAVELENGTH ACQUISITION CORP.,

DTS, INC.,

and

THE LENDERS LISTED ON THE SIGNATURE PAGES HERETO

(SOLELY FOR PURPOSES OF SECTION 2.2(d), ARTICLE IX AND SECTION 11.1 HEREIN)

Dated as of August 31, 2015

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Exhibit A	Form of Stockholders’ Written Consent
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Holdback Agreement
Exhibit D	Form of Certificate of Merger
Exhibit E	Debt Commitment Letter
Exhibit F	401(k) Plan Termination Resolutions

-i-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of August 31, 2015 by and among iBiquity Digital Corporation, a Delaware corporation (the “Company”), Silver Point Capital, L.P., a Delaware limited partnership (the “Lenders’ Representative”), Wavelength Acquisition Corp., a Delaware corporation (“Merger Sub”), DTS, Inc., a Delaware corporation (“Buyer”) and, solely for purposes of Section 2.2(d), Article IX, and Section 11.1 hereof, the Lenders (as defined below) listed on the signature pages hereto.

RECITALS

A.        On the Closing Date (as defined below), Buyer, Merger Sub and the Company wish to effect a business combination through a merger of Merger Sub with and into the Company (the “Merger”), on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (as amended from time to time, the “DGCL”).

B.        The Board of Directors of the Company (the “Company Board”) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable.

C.        The Company Board has unanimously determined to recommend to all of the Stockholders (as defined below) that this Agreement, the Merger and the other transactions contemplated hereby are to be adopted and approved.

D.        The Board of Directors of each of Buyer and Merger Sub has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable.

E.         Concurrently with the execution of this Agreement, and as a condition and inducement to Buyer’s and Merger Sub’s willingness to enter into this Agreement, (i) Robert J. Struble and Albert Shuldiner have entered into (1) an employment agreement with Buyer and (2) a non-competition and non-solicitation agreement in form and substance satisfactory to the Buyer, in each case to be effective upon the Closing and (ii) each of Kathi Cover, Steven Cowherd, Joseph D’Angelo, Ashruf El-Dinary, Claudio Martinez, Eugene Parrella and Jonathan Thoupos, on the one hand, and Buyer, on the other hand, have entered into offer letters in respect of employment and such other documents enclosed in said offer letters (including a proprietary information, invention assignments, non-solicitation and non-competition agreement), in form and substance satisfactory to the parties thereto, in each case to be effective upon the Closing (the Contracts referred to in clauses (i) and (ii) collectively, the “Key Employee Agreements”).

F.         Immediately after the execution and delivery of this Agreement, the Company will use its commercially reasonable efforts to obtain and deliver to Buyer (i) evidence that each of the Lender Warrants have been exercised in accordance with their terms and (ii) an executed written consent in the form of Exhibit A (the “Stockholders’ Written Consent”) of the holders of the Company Capital Stock necessary to effect the Required Vote for adopting this Agreement and approving the terms of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Company, the Lenders’ Representative, Merger Sub and Buyer hereby agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement:

“2015 Annual Bonuses” has the meaning set forth in Section 6.15.

“280G Approval” has the meaning set forth in Section 6.13(f).

“ACA” means the Patient Protection & Affordable Care Act of 2010, as amended.

“Acquisition Proposal” has the meaning set forth in Section 6.10.

“Action” means any suit, legal proceeding, administrative enforcement proceeding or arbitration proceeding before any Governmental Authority.

“Adjustment Escrow Funds” means an amount equal to $1,000,000.

“Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Alternative Financing” has the meaning set forth in Section 6.6.

“Anti-Corruption Law” has the meaning set forth in Section 4.23(a)(ii).

“Arbitration Firm” means PricewaterhouseCoopers.

“Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Base Merger Consideration” means $172,000,000.

“Basket” has the meaning set forth in Section 9.6(a).

“Business Day” means any day other than a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York is closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Claim” has the meaning set forth in Section 9.7(b)(i).

“Buyer Claim Notice” has the meaning set forth in Section 9.7(b)(i).

“Buyer Group” has the meaning set forth in Section 8.2(f).

“Buyer Group Member” has the meaning set forth in Section 8.2(f).

“Buyer Indemnitees” has the meaning set forth in Section 9.3.

“Cash and Cash Equivalents” means, as of the time in question, all cash and cash equivalent assets (including marketable securities) of the Company and the Subsidiaries on a consolidated basis determined in accordance with GAAP, and including all checks dated prior to the date of the Closing which have been deposited but not cleared, reduced by the amount of outstanding checks.

“Cash Statement” has the meaning set forth in Section 2.3(b)(i).

“Certificate” means any certificate or agreement evidencing shares of Company Capital Stock.

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Statement” has the meaning set forth in Section 2.3(b)(i).

“Closing Statement Dispute Notice” has the meaning set forth in Section 2.3(b)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of common stock, par value $.000001 per share, of the Company.

“Common Warrants” means warrants to purchase shares of Common Stock issued pursuant to incentive agreements with the Company or in connection with the issuance of Series C Preferred Stock pursuant to the Securities Purchase Agreement dated December 21, 2004, among the Company and the parties named therein as “Purchasers.”

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Capital Stock” means all of the Common Stock, Preferred Stock, Warrants, Options and any other capital stock of the Company that may be issued upon the exercise, conversion or exchange of any options, warrants, equity awards or other similar rights.

“Company Contracts” has the meaning set forth in Section 4.12.

“Company Data” has the meaning set forth in Section 4.14(g).

“Company Debt” means without duplication, any obligations of the Company or any Subsidiary (a) to third parties for borrowed money (including all outstanding and unpaid amounts owed by the Company or any Subsidiary in respect of the Credit Agreement), advancement of funds or the deferred purchase price of property or services, (b) evidenced by any note, bond, debenture or other similar contract, arrangement or debt security, (c) under leases required to be capitalized in accordance with the GAAP, (d) under conditional sale or other title retention agreements relating to property or assets, (e) under outstanding performance bonds or letters of credit (but only to the extent drawn), (f) with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements or other interest or exchange rate hedging agreements or arrangements, (g) any guaranty by such Person of any of the items described in clauses (a) through (f), and (h) any accrued and unpaid interest, premium, prepayment or other penalty, fee or charge on any of the foregoing.

“Company Debt Instructions” has the meaning set forth in Section 2.2(b).

“Company Financial Statements” has the meaning set forth in Section 4.5(a).

“Company Group” has the meaning set forth in Section 8.2(f).

“Company Group Member” has the meaning set forth in Section 8.2(f).

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Subsidiary, or for which the Company or any Subsidiary is exclusively licensed with the right to bring infringement actions or apply for, prosecute or maintain registrations.

“Company Software Products” has the meaning set forth in Section 4.14(i).

“Company Source Code” has the meaning set forth in Section 4.14(l).

“Company Stockholders Agreement” has the meaning set forth in Section 3.4.

“Company’s LTIP” means the Company’s Long-Term Incentive Plan.

“Confidentiality Agreement” has the meaning set forth in Section 6.2(b).

“Consent” means any consent, approval, authorization, waiver or registration required to be obtained from, filed with or delivered to any Person.

“Contracts” means all legally-binding contracts, leases, licenses and other agreements (including any amendments and other modifications thereto but excluding any purchase orders) to which the Company or any Subsidiary is a party that are in effect on the date of this Agreement.

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (b) which together with the Company is treated as a single employer under Section 414(t) of the Code.

“Controlling Party” has the meaning set forth in Section 9.7(c)(i).

“Copyrights” means all copyrights, whether in published or  unpublished works, which include literary works, and any other original works of authorship fixed in any tangible medium of expression; databases, data collections and rights therein, software, web site content; rights to compilations, collective works and derivative works of any of the foregoing; and registrations and applications for registration for any of the foregoing and any renewals or extensions thereof; and mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology.

“Covered Employees” has the meaning set forth in Section 6.13(a).

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of August 15, 2012, by and among the Company, Merrill Lynch Credit Products, LLC, as administrative agent and collateral agent and the lenders party thereto, as amended or otherwise modified from time to time.

“D&O Beneficiaries” has the meaning set forth in Section 6.5(a).

“D&O Tail” has the meaning set forth in Section 6.5(b).

“DAB” means terrestrial digital audio broadcasting.

“Debt Commitment Letter” has the meaning set forth in Section 5.5.

“Debt Documents” has the meaning set forth in Section 6.6.

“Debt Financing” has the meaning set forth in Section 5.5.

“Deferred Share” means a deferred share of Common Stock, granted pursuant to the Company’s LTIP or otherwise.

“DGCL” has the meaning set forth in the recitals.

“Dispute Notice” has the meaning set forth in Section 9.7(b)(i).

“Dispute Period” has the meaning set forth in Section 9.7(b)(i).

“Dissenting Shares” has the meaning set forth in Section 2.4(a).

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Plans” has the meaning set forth in Section 4.11(a).

“Environment” means soil, surface water, groundwater, stream sediments and ambient air.

“Environmental Law” means any Law at the date of this Agreement concerning protection of the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” means KeyBank National Association.

“Escrow Agreement” means an agreement by and among the Lenders’ Representative, the Escrow Agent and Buyer substantially in the form of Exhibit B attached hereto.

“Escrow Funds” means the Adjustment Escrow Funds, the Indemnity Escrow Funds and the Rebate Escrow Funds.

“Estimated Cash” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital Overage” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital Underage” has the meaning set forth in Section 2.3(a).

“Expense Reserve Amount” means the amount set forth in the executed Holdback Agreement to be held in the Holdback Account in accordance with the terms of the Holdback Agreement.

“FCC” means the U.S. Federal Communications Commission.

“Final Cash” has the meaning set forth in Section 2.3(b)(i).

“Final Determination Date” has the meaning set forth in Section 2.3(b)(iv)(A).

“Final Working Capital” has the meaning set forth in Section 2.3(b)(i).

“Final Working Capital/Cash Excess” has the meaning set forth in Section 2.3(b)(iv)(B).

“Final Working Capital/Cash Shortfall” has the meaning set forth in Section 2.3(b)(iv)(A).

“Financing Purposes” has the meaning set forth in Section 5.5.

“Financing Sources” has the meaning set forth in Section 5.5.

“Foreign Plan” has the meaning set forth in Section 4.11(k).

“Fundamental Representations” has the meaning set forth in Section 9.1(c).

“GAAP” means United States generally accepted accounting principles applied on a basis consistent with the past practices of the Company and the Subsidiaries.

“General Enforceability Exceptions” means (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency of any such government or political subdivision, or any federal, state, local or foreign court.

“Government Official” has the meaning set forth in Section 4.23(a)(i).

“Hazardous Material” means any material that is listed or defined as a “hazardous substance,” “hazardous waste,” “toxic substance” or any other term of similar import under any Environmental Law, including petroleum, friable asbestos and polychlorinated biphenyls.

“Holdback Agreement” means a Holdback Agreement governing the Expense Reserve Amount to be entered into on the Closing Date by and between the Lenders’ Representative, on behalf of the Lenders, and the Escrow Agent, substantially in the form of Exhibit C attached hereto.

“Holdback Account” has the meaning set forth in Section 2.2(b).

“IBOC” means the Company’s in-band, on-channel digital audio radio broadcasting technology selected by the FCC as the single DAB technology in the U.S. in “Digital Audio Broadcasting Systems and Their Impact on the Terrestrial Radio Broadcast Service”, First Report and Order, 17 FCC Rcd 19990 (2002) and “Digital Audio Broadcasting Systems and Their Impact on the Terrestrial Radio Broadcast Service”, Second Report and Order, First Order on Reconsideration and Second Further Notice of Proposed Rule Making, 22 FCC Rcd 10344, 10395 (2007).

“In Licenses” has the meaning set forth in Section 4.14(d).

“Incentive Plan Bonus Amount” means the aggregate amount payable to MIP participants pursuant to the MIP.

“Indemnifying Party” has the meaning set forth in Section 9.7(c)(i).

“Indemnitees” means the Buyer Indemnitees.

“Indemnity Escrow Funds” means an amount equal to $3,440,000.

“Indemnity Escrow Termination Date” has the meaning set forth in Section 9.7(d).

“Initial Merger Consideration” has the meaning set forth in Section 2.2(a).

“Intellectual Property” means Intellectual Property Rights and Technology.

“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world:  Copyrights, Moral Rights, Privacy Rights, Domain Names, Patents, Trademarks and Trade Secrets, and any similar or equivalent rights to any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“International Trade Law” has the meaning set forth in Section 4.22.

“IRS” means the Internal Revenue Service.

“Jointly Privileged Information” has the meaning set forth in Section 11.15(c).

“Key Employee Agreements” has the meaning set forth in the recitals.

“Knowledge” or “Company’s Knowledge” means the actual knowledge after reasonable inquiry of Robert Struble, Jeffrey Jury, James Spencer and Albert Shuldiner.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.8.

“Lender Supermajority” has the meaning set forth in Section 11.1(b).

“Lenders” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Credit Products, LLC, National Electric Benefit Fund and SPCP Group, LLC.

“Lenders’ Representative” has the meaning set forth in the preamble.

“Lender Warrant Agreements” means those certain Second Amended and Restated Credit Agreement Warrants dated August 15, 2012 by and between the Company and each of the Lenders.

“Lender Warrants” means warrants to purchase shares of Common Stock and Preferred Stock issued pursuant to the Lender Warrant Agreements.

“Liens” means any mortgage, lien, security interest, option, pledge or other similar encumbrance.

“Losses” means all losses, liabilities, damages, penalties, fines, judgments, awards, settlements, costs, fees, expenses and disbursements (including reasonable attorney’s fees).

“Material Adverse Effect” means any change, occurrence, effect, event or development that has a material adverse effect on the business, properties, assets, operations or results of operations or financial condition of the Company and the Subsidiaries, taken as a whole, or on the ability of the Company to consummate the transactions contemplated by this Agreement, but, in each case, none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, such a Material Adverse Effect: any change, occurrence, event or development (a) resulting from general economic, political, financial, banking, credit or securities market conditions, including any disruption thereof and any interest or exchange rate fluctuation, (b) affecting companies in the industries, markets or geographical areas in which it conducts its business generally, (c) resulting directly from the announcement or performance of, or compliance with, or the public or industry knowledge of, this Agreement or the transactions contemplated hereby, (d) resulting from any changes in applicable Laws or interpretations thereof or accounting rules or interpretations thereof, (e) resulting from any actions required under this Agreement, including with respect to obtaining any Consent required to be obtained under this Agreement, (f) resulting from natural disasters, acts of terrorism or war (whether or not declared), or epidemics or pandemics, (g) arising out of any action taken or omitted to be taken at the express request or with the express consent of Buyer, or (h) arising out of any changes in the prospects or financial forecasts or projections of the Company or any Subsidiary (it being understood that the underlying facts giving rise to such change, occurrence, event or development may be taken into account in determining whether there has been a Material Adverse Effect), in the case of clauses (a), (b), (d) and (f), only to the extent such changes, occurrences, events or developments do not have a disproportionate effect on the Company and the Subsidiaries.

“Material Post-Signing Event” has the meaning set forth in Section 6.8.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.2(a).

“Merger Sub” has the meaning set forth in the preamble.

“MIP” means the Company’s Amended and Restated Management Incentive Plan, dated November 24, 2014.

“MIP Allocation Schedule” means a spreadsheet, prepared by the Company and delivered to Buyer, not later than two (2) Business Days prior to the Closing Date, certified by the Chief Financial Officer of the Company, which spreadsheet shall set forth all of the following information, as of the Closing Date and immediately prior to the Effective Time:  (a) each MIP participant’s name and address, (b) the portion of the Incentive Plan Bonus Amount to be paid to each such MIP participant at the Closing, (c) confirmation that such participation is fully vested in such participant’s allocable portion of the Incentive Plan Bonus Amount and (d) the employer portion of the Tax withholdings in respect thereof (all of which foregoing amounts shall be calculated by the Company in accordance with the provisions of the MIP, any Contract to which the Company is a party, applicable Law and the terms and conditions of this Agreement).

“Moral Rights” mean moral or equivalent rights in any Intellectual Property, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

“NEBF” has the meaning set forth in Section 7.1(h).

“NEBF Payment” has the meaning set forth in Section 7.1(h).

“Net Working Capital” has the meaning set forth on Schedule 2.3, and in all cases is to be prepared and determined in accordance with the principles set forth on Schedule 2.3 and using the same methodology used to calculate the items set forth on Schedule 2.3, and excludes Cash and Cash Equivalents.

“NRSC” means the U.S. National Radio Systems Committee co-sponsored by the Consumer Electronics Association and the National Association of Broadcasters.

“Open Source Software” means software or other material that is distributed as “free software,” “public software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Options” means outstanding options to purchase shares of Common Stock, issued pursuant to the Company’s LTIP or pursuant to a separate grant by the Company.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Ordinary Course of Business” means any action taken by the Company or any Subsidiary that is consistent in nature, scope and magnitude with the past practices of the Company and the Subsidiaries in the operation of their respective businesses.

“Out Licenses” has the meaning set forth in Section 4.14(d).

“Parachute Payment Waiver” has the meaning set forth in Section 6.13(f).

“Party” or “Parties” means one or all of the Company, Lenders’ Representative, Buyer and Merger Sub.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and any other indicia of invention ownership issued or granted by any Governmental Authority and applications therefor, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), renewals, extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing or similar rights in inventions and discoveries anywhere in the world.

“Permits” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed and for which there are adequate reserves in the Company Financial Statements, (b) mechanics’, workmens’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the Ordinary Course of Business or by operation of Law if the underlying obligations are not delinquent, and (c) with respect to the Leased Real Property (i) easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects and (ii) zoning, building and other similar restrictions, in each case, that do not materially impair the Company’s or the Subsidiaries’ use and enjoyment thereof.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company, is capable of identifying an individual) or non-personally identifying, including aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device.

“Post-Signing Event” means any event, condition or circumstance occurring on or after the date of this Agreement and at or prior to the Closing or earlier termination of this Agreement that would cause any representation or warranty of the Company to be untrue or incorrect when viewing such representation or warranty as if it were made anew at or after the occurrence of such event, condition or circumstance.

“Potential Claims” has the meaning set forth in Section 8.2(e).

“Pre-Closing Tax Periods” has the meaning set forth in Section 10.1(a).

“Preferred Stock” means shares of Series A Preferred Stock, shares of Series B Preferred Stock, shares of Series C Preferred Stock, shares of Series D Preferred Stock, shares of Series E-1 Preferred Stock, shares of Series E-2 Preferred Stock, shares of Series E-3 Preferred Stock, shares of Series E-4 Preferred Stock, shares of Series E-5 Preferred Stock, shares of Series E-6 Preferred Stock and shares of Series E-7 Preferred Stock.

“Privacy Rights”  means rights of publicity and privacy and other rights to use the names, likeness, image, photograph, voice, identity and personal information of individuals.

“Privacy and Data Security Policies” has the meaning set forth in Section 4.27(c).

“R&W Insurance Policy” means the representations and warranty insurance policy obtained by Buyer with respect to this Agreement.

“Real Property Leases” has the meaning set forth in Section 4.8.

“Rebate Amount” has the meaning set forth in Section 9.12.

“Rebate Obligation” means any accrued or unpaid rebates or incentives to customers of the Company or the Subsidiaries as of the Closing Date, including pursuant to any “incentive program agreement,” “incentive program participation agreement,” “sales accelerator program support agreement” or other similar program, agreement or arrangement to which the Company or any of the Subsidiaries is a party.

“Rebate Escrow Funds” means an amount equal to $3,000,000.

“Rebate Escrow Period” has the meaning set forth in Section 9.12.

“Rebate Escrow Release Notice” has the meaning set forth in Section 9.12.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of a Hazardous Material into the Environment.

“Representatives” has the meaning set forth in Section 6.7.

“Required Vote” has the meaning set forth in Section 4.1(e).

“Requisite Rights” has the meaning set forth in Section 4.14(a).

“Restricted Share” means a restricted share of Common Stock, granted pursuant to the Company’s LTIP or otherwise.

“Reverse Termination Fee” has the meaning set forth in Section 8.2(b).

“Schedules” means the disclosure schedules delivered by the Company prior to or concurrently with the execution and delivery of this Agreement, as such schedules may be amended or supplemented by the Company from time to time prior to the Closing pursuant to and in accordance with Section 6.8.

“Selling Expenses” means, without duplication, all of the fees, costs and expenses and other amounts or obligations (whether incurred prior to or on the date of the Agreement, or between the date of the Agreement and the Closing Date), including all attorneys’ fees, financial advisory, brokerage and investment banking fees, accountants’ fees, and consulting fees, (a) incurred by the Company or any Subsidiary that become payable by the Company or the Subsidiaries as a result of the consummation of the transactions contemplated hereby prior to the Closing or (b) to the extent such are or will become payable by the Company or the Subsidiaries, are otherwise incurred by or on behalf of any stockholder of the Company, any Lender, the Company and/or any of their respective controlled Affiliates in connection with the preparation, negotiation and enforcement of this Agreement and otherwise in connection with the transactions contemplated hereby, including in each case (i) the amount of the premium paid (or required to be paid) by the Company for the D&O Tail purchased by the Company, (ii) other than the Incentive Plan Bonus Amount (which, for clarity, is covered by Section 2.2(c)), amounts required to be paid by or on behalf of the Company to any current or former employee, officer, manager, director or other Person as a result of the consummation of the Merger or any of the other transactions contemplated hereby, pursuant to any performance or other bonus, management carve-out plan or other similar plan, program or arrangement, and incurred (but not accrued) by the Company as of immediately prior to the Effective Time (but, for clarity, not including the 2015 Annual Bonuses), (iii) any severance or other similar payments payable in connection with the termination by the Company of any employee of the Company prior to the Effective Time in connection with or as a result of the Merger or any of the other transactions contemplated hereby, (iv) fifty percent (50%) of the fees, costs and expenses of the Escrow Agent, and (v) fifty percent (50%) of all Transfer Taxes (without duplication to Transfer Taxes paid as set forth in Section 10.4).

“Selling Expenses Instructions” has the meaning set forth in Section 2.2(b).

“Series A Preferred Stock” has the meaning set forth in Section 4.2(a).

“Series B Preferred Stock” has the meaning set forth in Section 4.2(a).

“Series C Preferred Stock” has the meaning set forth in Section 4.2(a).

“Series D Preferred Stock” has the meaning set forth in Section 4.2(a).

“Series E-1 Preferred Stock” has the meaning set forth in Section 4.2(a).

“Series E-2 Preferred Stock” has the meaning set forth in Section 4.2(a).

“Series E-3 Preferred Stock” has the meaning set forth in Section 4.2(a).

“Series E-4 Preferred Stock” has the meaning set forth in Section 4.2(a).

“Series E-5 Preferred Stock” has the meaning set forth in Section 4.2(a).

“Series E-6 Preferred Stock” has the meaning set forth in Section 4.2(a).

“Series E-7 Preferred Stock” has the meaning set forth in Section 4.2(a).

“Settlement Amounts” has the meaning set forth in Section 2.2(b).

“Special Indemnity Expiration Date” has the meaning set forth in Section 9.1(c).

“SSO” has the meaning set forth in Section 4.14(m).

“Stockholders” means the holders of Common Stock or Preferred Stock.

“Stockholder Notice” has the meaning set forth in Section 6.11(a).

“Stockholders’ Written Consent” has the meaning set forth in the recitals.

“Straddle Period” has the meaning set forth in Section 10.1(c).

“Subsidiary” or “Subsidiaries” means any Person for which the Company owns at least 40% of the voting interest.

“Subsidiary Shares” has the meaning set forth in Section 4.3.

“Survival Period” has the meaning set forth in Section 9.1.

“Surviving Company” has the meaning set forth in Section 2.1(a).

“Surviving Company Benefit Plans” has the meaning set forth in Section 6.13(e).

“Target Working Capital” means negative (-) $1,359,000.

“Tax” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, similar governmental fee or other similar assessment or similar charge, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority.

“Tax Matter” means (a) audits, any inquiries, assessments, proceedings or similar events with respect to Taxes of the Company or any Subsidiary for which the a Buyer Indemnitee may be entitled to reimbursement or indemnification pursuant to this Agreement or (b) any voluntary contact with any Taxing Authority relating to, or self assessment of any, Taxes of the Company or any Subsidiary for any Pre-Closing Tax Period or Straddle Period.

“Tax Returns” means all Tax returns, statements, reports and forms required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Technology” means any and all of the following:  works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, methods and processes, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, technical data, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing, including all versions thereof and all rights therein.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Third Party Claim” has the meaning set forth in Section 9.7(c)(i).

“Threshold Amount” has the meaning set forth in Section 9.6(b).

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law.

“Trademarks” means trademarks, service marks, fictional business names, trade names, trade dress, commercial names, certification marks, collective marks and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and the goodwill of the business associated with each of the foregoing.

“Transaction Deductions” means with respect to the Company or any Subsidiary all items of loss or deduction for U.S. federal, state, local or foreign income tax purposes, resulting from or attributable to (a) amounts paid or accrued or otherwise payable as of the Closing Date pursuant to the MIP, including the Incentive Plan Bonus Amount, (b) bonus, severance or other compensatory payments arising out of this Agreement or the transactions contemplated hereby paid or accrued as of the Closing Date, (c) without duplication of subclause (b) above, the 2015 Annual Bonuses and (d) legal, accounting, investment banking and other fees and expenses incurred in connection with or arising out of this Agreement or the transactions contemplated hereby paid or accrued as of the Closing Date.

“Transfer Taxes” has the meaning set forth in Section 10.4.

“Twenty Day Period” has the meaning set forth in Section 6.11(a).

“US PTO” means the United States Patent and Trademark Office.

“Viruses” has the meaning set forth in Section 4.14(i).

“WARN Act” has the meaning set forth in Section 4.16(d).

“Warrants” means, collectively, the Common Warrants, the Lender Warrants, and warrants to purchase shares of Preferred Stock issued pursuant to the those certain First Amended and Restated Credit Agreement Warrants dated July 20, 2009 by and between the Company and each of the Lenders, and all other warrants in respect of Common Stock or Preferred Stock.

ARTICLE II
MERGER; MERGER CONSIDERATION

2.1                            Merger.

(a)                               The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving company in the Merger (the “Surviving Company”) and shall continue to be governed by the DGCL and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as the Surviving Company.

(b)                              Effective Time; Effect of the Merger.  On the Closing Date, the Company shall duly execute the certificate of merger substantially in the form attached hereto as Exhibit D (the “Certificate of Merger”) and file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.  The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in the DGCL), has been examined by, and received the endorsed approval of, the Secretary of State of the State of Delaware, or at such subsequent time as Buyer and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).  For computational and accounting purposes, the effective time of the Closing will be on 11:59 p.m. Eastern Time on the day prior to the Closing Date.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights, powers, privileges and property of the Company and Merger Sub shall vest in the Surviving Company, and all debts, obligations, restrictions and liabilities of the Company and Merger Sub shall become debts, obligations, restrictions and liabilities of the Surviving Company.

(c)                               Certificate of Incorporation and Bylaws.  Subject to Section 6.5(a) the certificate of incorporation of the Surviving Company shall be amended at the Effective Time to be the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter duly amended as provided therein or by applicable Law (except as to the name of the Surviving Company, which shall be iBiquity Digital Corporation).  Subject to Section 6.5(a), the bylaws of the Surviving Company shall be amended at the Effective Time to be the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter duly amended as provided therein or by applicable Law (except as to the name of the Surviving Company, which shall be iBiquity Digital Corporation).

(d)                             Board Representatives and Officers.  At the Effective Time and by virtue of the Merger, the members of the board of directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall be the initial members of the board of directors of the Surviving Company and the officers of the Surviving Company, respectively, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company.

(e)                               Effect on Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Common Stock or Preferred Stock or any holders of capital stock of Merger Sub:

(i)                                  Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1) fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Company following the Merger, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Company.

(ii)                              Each share of Common Stock (including each Restricted Share and each Deferred Share) issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be automatically cancelled and cease to exist, and no consideration shall be delivered in exchange therefor and each holder of a Certificate shall cease to have any rights with respect thereto.

(iii)                          Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled and cease to exist, and no consideration shall be delivered in exchange therefor and each holder of a Certificate shall cease to have any rights with respect thereto.

(iv)                          Each share of Common Stock and Preferred Stock held in the treasury of the Company or owned directly by Buyer or Merger Sub shall be automatically canceled and cease to exist, and no consideration shall be delivered in exchange therefor.

(f)                                Treatment of Options.  Immediately prior to the Effective Time, the Company shall take all actions necessary such that each Option that is outstanding immediately prior to the Effective Time shall be canceled and cease to exist, and no consideration shall be delivered in exchange therefor and each holder of an Option shall cease to have any rights with respect thereto.

(g)                              Treatment of Warrants.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Warrant, each Warrant outstanding immediately prior to the Effective Time, will be automatically canceled and cease to exist, and no consideration shall be delivered in exchange therefor and each Warrant thereupon shall cease to represent the right to purchase or convert into Common Stock or Preferred Stock or any other equity security of the Company, Buyer, the Surviving Company or any other Person or the right to receive any other consideration.

(h)                              Withholdings.  The Surviving Company, the Lenders’ Representative and Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be withheld with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any other provision of applicable Tax Laws. Notwithstanding anything to the contrary in this Agreement, to the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.

2.2                            Merger Consideration; Payments.

(a)                               Merger Consideration.  Subject to the adjustments set forth in Section 2.3, in full consideration for the Merger, Buyer shall, for the benefit of the holders of Company Capital Stock, make various payments as described in Sections 2.2(b) and 2.2(c) below in an aggregate amount equal to:

(i)                                  the Base Merger Consideration;

(ii)                              plus any Estimated Working Capital Overage or minus any Estimated Working Capital Underage;

(iii)                          plus the Estimated Cash;

(such amount, the “Initial Merger Consideration”) increased by (y) any Final Working Capital/Cash Excess or decreased by (z) any Final Working Capital/Cash Shortfall, as determined pursuant to Section 2.3(b) (as adjusted, the “Merger Consideration”).

(b)                              Payments to Third Parties.  At the Closing, Buyer shall (i) on behalf of the Company and the Subsidiaries, pay the Company Debt to the party or parties entitled thereto pursuant to instructions delivered by the Company to Buyer prior to the Closing in accordance with Section 2.3(a) (which instructions shall include payoff letters in form and substance reasonably satisfactory to Buyer, UCC termination statements and other lien release documentation (including US PTO releases or terminations) or, alternatively, express permission from the holder of such Company Debt for Buyer or the Company to file such termination statements or other lien release documentation) (the “Company Debt Instructions”), (ii) on behalf of the holders of Company Capital Stock, the Company or any Subsidiary, as the case may be, pay the unpaid portion of any Selling Expenses to the Persons entitled thereto pursuant to the instructions designated by the Company or such Persons prior to the Closing in accordance with Section 2.3(a) (which instructions shall include invoices from and wire instructions for each such Person) (the “Selling Expenses Instructions”), (iii) pay the Escrow Funds into escrow accounts to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement, and (iv) at the direction of the Lenders’ Representative, pay the Expense Reserve Amount into an escrow account (the “Holdback Account”) to be held by the Escrow Agent in accordance with the terms of this Agreement and the Holdback Agreement (collectively, the “Settlement Amounts”).

(c)                               Payment to the Company.  At the Closing, Buyer shall deposit, or cause to be deposited the Incentive Plan Bonus Amount with the Company, for the benefit of the participants in the MIP.  As soon as practicable after the Effective Time (and in any event by the earlier of the fifteenth (15th) day after the Effective Time and the time of the Company’s next practicable payroll), Buyer shall cause the Surviving Company to make all payments under the MIP, in accordance with the terms of the MIP and the MIP Allocation Schedule.

(d)                             Company Debt Forgiveness.  In no event shall the payments set forth in Section 2.2(b) and 2.2(c) in the aggregate exceed the Initial Merger Consideration, and in the event that the payments set forth in Section 2.2(b) and Section 2.2(c) in the aggregate would exceed the Initial Merger Consideration, but for the operation of this Section 2.2(d), then the amount of Company Debt under the Credit Agreement shall be reduced by the Lenders proportionately on a dollar-for-dollar basis, immediately prior to Closing.

2.3                            Merger Consideration Adjustments.

(a)                               Closing Estimates.  At least two (2) Business Days prior to the Closing Date, the Company shall deliver, or cause to be delivered, to Buyer (i) the Company Debt Instructions, (ii) the Selling Expenses Instructions, (iii) a good faith estimate of (A) the Net Working Capital as of the close of business on the day immediately preceding the Closing Date prepared in accordance with the principles set forth on Schedule 2.3 and using the same methodology used to calculate the items set forth on Schedule 2.3 (such estimate, the “Estimated Working Capital”); and (B) the Cash and Cash Equivalents as of the close of business on the day immediately preceding the Closing Date (such estimate, the “Estimated Cash”) and (iv) an estimated consolidated balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date prepared in accordance with GAAP.  As contemplated by Section 2.2(a), if the Estimated Working Capital is less than the Target Working Capital, the Initial Merger Consideration will be reduced by the amount of such shortfall (the “Estimated Working Capital Underage”).  As contemplated by Section 2.2(a), if the Estimated Working Capital is greater than the Target Working Capital, the Initial Merger Consideration will be increased by the amount of such excess (the “Estimated Working Capital Overage”).  If the Estimated Working Capital is equal to the Target Working Capital, the Initial Merger Consideration will not be adjusted pursuant to this Section 2.3(a).

(b)                              Working Capital/Cash Adjustment.

(i)                                  Closing Statement.  Within sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Lenders’ Representative a statement (the “Closing Statement”) setting forth (i) the Net Working Capital as of the close of business on the day immediately preceding the Closing Date (the “Final Working Capital”), prepared in accordance with the principles set forth on Schedule 2.3 and using the same methodology used to calculate the items set forth on Schedule 2.3, (ii) a consolidated balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date prepared in accordance with GAAP and (iii) a statement (the “Cash Statement”) setting forth the actual Cash and Cash Equivalents as of the close of business on the day immediately preceding the Closing Date (the “Final Cash”).

(ii)                              Closing Statement Notice.  Within forty-five (45) days following receipt by the Lenders’ Representative of the Closing Statement, the Lenders’ Representative shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Closing Statement (“Closing Statement Dispute Notice”).  If the Lenders’ Representative does not deliver a Closing Statement Dispute Notice to Buyer within such forty-five (45)-day period, the Final Working Capital and the Final Cash set forth in the Closing Statement will be final, conclusive and binding on the parties.

(iii)                          Closing Statement Dispute.  If Lenders’ Representative timely delivers a Closing Statement Dispute Notice to Buyer, Buyer and the Lenders’ Representative shall negotiate in good faith to resolve such dispute.  If Buyer and the Lenders’ Representative, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days of Buyer’s receipt of the Closing Statement Dispute Notice, then Buyer and the Lenders’ Representative jointly shall engage the Arbitration Firm to arbitrate such dispute.  As promptly as practicable thereafter, Buyer and the Lenders’ Representative shall each prepare and submit a presentation to the Arbitration Firm.  As soon as practicable thereafter, Buyer and the Lenders’ Representative will cause the Arbitration Firm to choose one of the Parties’ position on Final Working Capital and Final Cash based solely upon the presentations by Buyer and the Lenders’ Representative.  The Party whose position is not accepted by the Arbitration Firm shall be responsible for all of the fees and expenses of the Arbitration Firm.  The selection made by the Arbitration Firm will be final, conclusive and binding on all parties to this Agreement.

(iv)                          Working Capital Adjustment Payment.

(A)                          In the event the sum of Final Working Capital and Final Cash (as finally determined pursuant to Section 2.3(b)(ii) or (iii)) is less than the sum of Estimated Working Capital and Estimated Cash, then the Initial Merger Consideration will be adjusted downward by an amount equal to such shortfall (“Final Working Capital/Cash Shortfall”), and the Lenders’ Representative, within five (5) Business Days from the date on which Final Working Capital and Final Cash is finally determined pursuant to Section 2.3(b)(ii) or (iii)) (“Final Determination Date”), shall cause the Escrow Agent to release to Buyer from the Adjustment Escrow Funds, by wire transfer of immediately available funds to an account designated in writing by Buyer to the Lenders’ Representative and the Escrow Agent, an amount equal to such shortfall.  In the event that the Final Working Capital/Cash Shortfall exceeds the Adjustment Escrow Funds, then the Lenders’ Representative shall promptly instruct the Escrow Agent to release to Buyer from the Indemnity Escrow Funds an amount equal to such excess, to the extent such amount is then available.

For the avoidance of doubt, Buyer’s sole recourse for payment of any Final Working Capital/Cash Shortfall shall be the Escrow Funds.

(B)                           In the event the sum of the Final Working Capital and Final Cash (as finally determined pursuant to Section 2.3(b)(ii) or (iii)) is greater than the sum of the Estimated Working Capital and Estimated Cash, then, the Initial Merger Consideration will be adjusted upward by an amount equal to such excess (“Final Working Capital/Cash Excess”), and within five (5) Business Days from the Final Determination Date, Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds to the Lenders’ Representative an amount equal to the Final Working Capital/Cash Excess.

(C)                           In the event the sum of Final Working Capital and Final Cash (as finally determined pursuant to Section 2.3(b)(ii) or (iii)) is equal to the sum of Estimated Working Capital and Estimated Cash, there will be no adjustment to Initial Merger Consideration pursuant to this Section 2.3(b)(iv).

(v)                              Adjustment Escrow Fund Release.  All then-remaining Adjustment Escrow Funds held under the Escrow Agreement shall be released to the Lenders’ Representative within five (5) Business Days of the Final Determination Date, provided that any payment from the Adjustment Escrow Amount to Buyer required pursuant to Section 2.3(b)(iv)(A), if any, shall have been made prior to such release.

(c)                               Access.  For purposes of complying with the terms set forth in this Section 2.3, Buyer and the Surviving Company, on the one hand, and the Lenders’ Representative, on the other hand, shall, and the Surviving Company shall cause the Subsidiaries to, cooperate with and make available to each other and their respective representatives all information and records, and shall permit access to its financial personnel, as may be reasonably required in connection with the preparation and analysis of the Cash Statement and the Closing Statement and the resolution of any disputes thereunder.  If the Buyer and the Surviving Company, on the one hand, or the Lenders’ Representative, on the other hand, breach their respective obligations under this Section 2.3(c), the dispute period set forth in Section 2.3(b)(ii) shall automatically be extended until such breach is cured by the breaching Party.

2.4                            Dissenting Shares.

(a)                               Notwithstanding any provision of this Agreement to the contrary, shares of Common Stock or Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by Stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL or still have the right to demand (collectively, the “Dissenting Shares”) shall be entitled to receive payment of the appraised value of such shares of Common Stock or Preferred Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by the holders of Common Stock or Preferred Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been cancelled pursuant to the terms of this Agreement.  Buyer shall and shall cause Surviving Company to comply with all aspects of Section 262 of the DGCL.  The Company shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands.

(b)                              The Company shall give Buyer prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company.  Following the Closing, Buyer, Merger Sub and the Surviving Company shall not, except without the prior written consent of Lenders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III
CLOSING AND DELIVERIES

3.1                            Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on the third (3rd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article VII (other than those conditions that by their nature are to be first satisfied at the Closing), but in any event no earlier than October 15, 2015, or on such other date or at such other time and place as the parties mutually agree in writing (the “Closing Date”).  All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.2                            Deliveries by the Company.  At the Closing, the Company shall deliver, or cause to be delivered, to Buyer the following items:

(a)                               the Certificate of Merger, executed by the Company;

(b)                              payoff letters with respect to Company Debt (and, in respect of the Lenders, the forgiveness (if any) by the Lenders of Company Debt under the Credit Agreement in accordance with Section 2.2(d)), including all of the debt owed to Lenders, and any necessary UCC authorizations or other releases (including US PTO releases or terminations) as may be reasonably required to evidence the satisfaction of such Company Debt, in each case, in form and substance reasonably satisfactory to Buyer;

(c)                               the certificate of incorporation of the Company certified as of a recent date by the Secretary of State of Delaware;

(d)                             a certificate of the Secretary of State of Delaware as to the good standing as of the most recent practicable date of the Company in Delaware;

(e)                               a certificate of the Secretary of the Company, given by him on behalf of the Company and not in his individual capacity, certifying as to (i) the bylaws of the Company as of the Closing Date and (ii) the resolutions of the Company Board authorizing and approving the Merger, this Agreement and the transactions contemplated hereby;

(f)                                a certificate from an officer of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, to the effect that, with respect to the Company, the applicable conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied;

(g)                              written resignations of board membership and elected offices (but not employment) of each director and officer of the Subsidiaries listed on Schedule 3.2(g);

(h)                              an affidavit issued to Buyer by an officer of the Company as required by Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company has not been a United States real property holding corporation (as the term is defined in the Code and the Treasury Regulations promulgated in connection therewith) at any time during the five (5)-year period ending on the Closing Date; and

(i)                                  a counterpart to the Escrow Agreement duly executed by the Lenders’ Representative and the Company.

3.3                            Deliveries by Buyer and Merger Sub.  At the Closing, Buyer and Merger Sub shall deliver, or cause to be delivered, to the Company and the Lenders’ Representative the following items:

(a)                               the Settlement Amounts and the Incentive Plan Bonus Amount, in each case, paid in accordance with Section 2.2 to the Person or Persons entitled thereto;

(b)                              the certificate of incorporation of each of Buyer and Merger Sub certified as of a recent date by the Secretary of State of Delaware;

(c)                               a certificate of the Secretary of State of Delaware as to the good standing as of a recent date of each of Buyer and Merger Sub in such jurisdiction;

(d)                             a certificate of the Secretary of each of Buyer and Merger Sub, given by him or her on behalf of Buyer or Merger Sub (as applicable) and not in his or her individual capacity, certifying as to (i) the bylaws of each of Buyer and Merger Sub and (ii) the resolutions of the Board of Directors and stockholder(s) of each of Buyer and Merger Sub authorizing the Merger, this Agreement and the transactions contemplated hereby;

(e)                               a counterpart to the Escrow Agreement, duly executed by Buyer;

(f)                                a certificate of an officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, to the effect that the applicable conditions set forth in Sections 7.1(a) and 7.1(b) have been satisfied.

3.4                            Termination of Company Stockholders Agreement.  Effective as of immediately prior to the Effective Time, the Company hereby elects to terminate the Fifth Amended and Restated Stockholders Agreement, dated as of August 15, 2012, by and among the Company and the other parties thereto (the “Company Stockholders Agreement”) in accordance with Section 6.2 thereof without further action of the parties thereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the applicable Schedules, as updated pursuant to Section 6.8, the Company represents and warrants to Buyer and Merger Sub as of the date hereof and as of the Closing Date as follows:

4.1                            Organization and Standing; Authority.

(a)                               The Company is an entity duly incorporated under the laws of the State of Delaware and has a legal existence and is in good standing pursuant to the records of the State of Delaware.

(b)                              Each Subsidiary is an entity duly formed under the laws of the jurisdiction as set forth on Schedule 4.1(b).

(c)                               Each of the Company and each Subsidiary is qualified to do business as a foreign entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect.

(d)                             Each of the Company and each Subsidiary has all necessary corporate or equivalent power and authority to conduct its business in the manner in which its business is currently being conducted and own and use its assets in the manner in which its assets are currently owned and used.  The Company has the corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of the Company.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid execution and delivery by Buyer and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by the General Enforceability Exceptions.

(e)                               The affirmative vote or action by written consent of holders of at least a majority of the shares of Common Stock, Preferred Stock and Lender Warrants, voting together as one class and on an as-if-exercised basis, is the only vote (or consent) required of the Stockholders to adopt this Agreement under the DGCL, the Company’s certificate of incorporation, the Company’s bylaws or any Contract to which the Company is a party (the “Required Vote”).

(f)                                The Company has made available to Buyer accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, in each case as applicable, of the Company and each Subsidiary, including all amendments thereto.

4.2                            Capitalization.

(a)                               The authorized capital stock of the Company consists of (i) 134,055,400,000 shares of Common Stock, of which 9,840,877,046 shares are issued and outstanding as of the date of this Agreement, and each issued and outstanding share of Common Stock is duly authorized, validly issued, fully paid and non-assessable and was issued in compliance with all applicable federal and state securities Laws, and (ii) 52,629,716,000 shares of Preferred Stock, of which (A) 3,722,380,000 are designated as Series A preferred stock, par value $.000001 per share of the Company (the “Series A Preferred Stock”), of which 3,119,584,468 shares are issued and outstanding as of the date of this Agreement, (B) 1,673,214,000 are designated as Series B preferred stock, par value $.000001 per share of the Company (the “Series B Preferred Stock”), of which 0 shares are issued and outstanding as of the date of this Agreement, (C) 28,437,942,000 are designated as Series C preferred stock, par value $.000001 per share of the Company (the “Series C Preferred Stock”), of which 23,542,128,610 shares are issued and outstanding as of the date of this Agreement, (D) 2,707,493,000 are designated as Series D preferred stock, par value $.000001 per share of the Company (the “Series D Preferred Stock”), of which 2,196,119,926 shares are issued and outstanding as of the date of this Agreement, (E) 15,534,041,000 are designated as Series E-1 preferred stock, par value $.000001 per share of the Company (the “Series E-1 Preferred Stock”), of which 15,415,040,641 shares are issued and outstanding as of the date of this Agreement, (F) 4,646,000 are designated as Series E-2 preferred stock, par value $.000001 per share of the Company (the “Series E-2 Preferred Stock”), of which 4,650,646 shares are issued and outstanding as of the date of this Agreement, (G) 0 are designated as Series E-3 preferred stock, par value $.000001 per share of the Company (the “Series E-3 Preferred Stock”), of which 0 shares are issued and outstanding as of the date of this Agreement, (H) 0 are designated as Series E-4 preferred stock, par value $.000001 per share of the Company (the “Series E-4 Preferred Stock”), of which 0 shares are issued and outstanding as of the date of this Agreement, (I) 0 are designated as Series E-5 preferred stock, par value $.000001 per share of the Company (the “Series E-5 Preferred Stock”), of which 0 shares are issued and outstanding as of the date of this Agreement, (J) 0 are designated as Series E-6 preferred stock, par value $.000001 per share of the Company (the “Series E-6 Preferred Stock”), of which 0 shares are issued and outstanding as of the date of this Agreement, and (K) 550,000,000 are designated as Series E-7 preferred stock, par value $.000001 per share of the Company (the “Series E-7 Preferred Stock”), of which 0 shares are issued and outstanding as of the date of this Agreement. Each issued and outstanding share of Preferred Stock is duly authorized, validly issued, fully paid and non-assessable and was issued in compliance with all applicable federal and state securities Laws.  No other shares of Preferred Stock have been designated.  The rights, privileges and preferences of the Preferred Stock are as stated in certificate of incorporation of the Company and as provided by the DGCL.

(b)                              Schedule 4.2(b) contains a complete and accurate list, as of the date hereof, of each holder of Company Capital Stock, the type of security, the number of shares (or number of shares of capital stock that may be issued upon the exercise, conversion or exchange of any options, warrants, equity awards or other similar rights) of Company Capital Stock held by such holder and the type of security comprising such Company Capital Stock.  With respect to Common Warrants and Lender Warrants, Schedule 4.2(b) lists the exercise price, grant date, vesting schedule and expiration date therefor.  Except as set forth on Schedule 4.2(b), none of the Company’s stock purchase agreements, stock option documents or the Company’s LTIP contain a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including in the case where such plan is not assumed in an acquisition.  Except as set forth on Schedule 4.2(b), the Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.  Except as set forth in the Company’s Fourth Restated Certificate of Incorporation, including the exhibits thereto, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock. Notwithstanding any of the foregoing, the disclosure on Schedule 4.2(b) assumes the exercise of the Lender Warrants, which will occur at or about the time of the execution and delivery of the Agreement.

(c)                               Other than the Company Stockholders Agreement, the Company’s LTIP, the Options, the Restricted Shares, the Deferred Shares and the Warrants and the agreements and documents relating thereto, as well as those set forth on Schedule 4.2(b), there are no:  (a) outstanding securities convertible or exchangeable into shares of Company Capital Stock; (b) outstanding options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell any shares of Company Capital Stock; (c) stock appreciation, phantom stock, profit participation or similar rights with respect to Company, (d) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its shares of capital stock or (e) bonds, debentures, notes or other indebtedness of Company having the right to vote on any matters on which Stockholders may vote.

(d)                             Each holder of Common Stock or Preferred Stock is a party to the Company Stockholders Agreement.

(e)                               Schedule 4.2(e) sets forth a complete and correct list of each participant in the MIP, the number of Units (as such term is defined in the MIP) that have been granted to such participant pursuant to the MIP and such participant’s allocable portion (expressed as a percentage) of the Incentive Plan Bonus Amount pursuant to the MIP.  The MIP Allocation Schedule will accurately set forth the amount of the Incentive Plan Bonus Amount each participant in the MIP is entitled to be paid upon the consummation of the Merger (which amount shall be calculated by the Company in accordance with the provisions of the MIP, any Contract to which the Company is a party, and the terms and conditions of this Agreement) and the amount of all applicable Tax withholdings with respect thereto.  No MIP participant is entitled to any payment under the MIP at any time after the consummation of the Merger.

(f)                                At the Effective Time, by virtue of the Merger and with no action necessary on the part of the holders of any Warrant or the Company, each Warrant outstanding immediately prior to the Effective Time, will, by its terms and without any consideration payable therefor, cease to represent the right to purchase or convert into Company Capital Stock or any other equity security of the Company, Buyer, the Surviving Company or any other Person or the right to receive any other consideration.

4.3                            Subsidiaries.  The Subsidiaries listed on Schedule 4.3 are the only Subsidiaries of the Company.  Each Subsidiary has shares issued, outstanding and owned as set forth on Schedule 4.3, all of which have been duly authorized and validly issued, and which are fully paid and non-assessable (the “Subsidiary Shares”).  There are no (a) outstanding securities convertible or exchangeable into Subsidiary Shares or (b) outstanding options, warrants, calls, subscriptions or other rights relating to the Subsidiary Shares or with respect to which the Subsidiaries may be obligated to issue, transfer or sell any of their Subsidiary Shares.  Except as set forth in Schedule 4.3, each of the Subsidiaries is a wholly-owned direct or indirect Subsidiary of the Company and no other Person holds any equity interest (contingent or otherwise) in such Subsidiaries.  There is no Contract to which the Company is a party pursuant to which the Company is obligated to make or, to the Company’s Knowledge, may in the future become obligated to make, any investment in, or capital contribution or material loan to, any other entity.

4.4                            No Conflict; Required Filings and Consents.

(a)                               Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of the Company, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, any Company Contract or that would require the Consent of any Person under any Company Contract or (iii) violate any Order or Law applicable to the Company or any of its respective properties or assets.

(b)                              Other than the filing of the Certificate of Merger as required by the DGCL, no Consent is required to be obtained by the Company from any Governmental Authority for the consummation by the Company of the transactions contemplated by this Agreement.

4.5                            Financial Statements.

(a)                               Copies of the following financial statements have been made available to Buyer for its review:  (i) the audited consolidated balance sheets of the Company as of September 30, 2014 and September 30, 2013, and the related audited consolidated statements of operations, stockholders’ deficit, and cash flows for the fiscal year then ended, together with the notes thereto (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2015 (the “Balance Sheet Date”), and the related unaudited consolidated statement of operations for the nine (9)-month period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Company Financial Statements”).

(b)                              The Audited Financial Statements have been prepared in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations, stockholders’ equity, and cash flows of the Company and the Subsidiaries, on a consolidated basis, as of the dates and for the periods indicated.  The Interim Financial Statements have been prepared by management of the Company in accordance with GAAP (except for the absence of footnote disclosures and any customary year-end adjustments).  The books and records of the Company and the Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  The Company Financial Statements were derived from the books and records of the Company and the Subsidiaries.

(c)                               The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured, in each case which are required to be reflected in financial statements prepared in accordance with GAAP, except for (a) liabilities identified as such in the “liabilities” column of the unaudited consolidated balance sheet of the Company as of the Balance Sheet Date, (b) liabilities that have been incurred by the Company since the Balance Sheet Date in the Ordinary Course of Business, (c) liabilities for performance of obligations under Contracts, to the extent the nature of such liabilities are readily ascertainable from the copies of such Contracts made available to Buyer, and (d) liabilities and obligations under this Agreement.

4.6                            Taxes.  Except as set forth on Schedule 4.6:

(a)                               Each of the Company and each Subsidiary has filed all Tax Returns that it was required to file and has paid all Taxes due or owing (whether or not shown on any Tax Return).  All such Tax Returns are correct and complete and have been completed in accordance with applicable Law, in each case, in all material respects.

(b)                              Neither the Company nor any Subsidiary has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(c)                               Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement.

(d)                             Each of the Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid by the Company or any Subsidiary to any employee, independent contractor, creditor or Lender.

(e)                               There are no Liens for unpaid Taxes on the assets of the Company or any Subsidiary, except for Permitted Liens.

(f)                                There is no Action pending with respect to the Company or any Subsidiary in respect of any Tax.

(g)                              Neither the Company nor any Subsidiary (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and the Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract.

(h)                              No written claim has been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary do not file Tax Returns such that the Company or any Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(i)                                  Neither the Company nor any Subsidiary has engaged in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j)                                  Neither the Company nor any Subsidiary has ever had a “permanent establishment” within the meaning of the Code, any other applicable Tax Laws or any applicable income Tax convention in any jurisdiction other than the jurisdiction in which the Company or such Subsidiary is organized.

(k)                              Each of the Company and each Subsidiary is classified as a corporation for U.S. federal income Tax purposes.  No entity classification for U.S. Tax purposes has been filed with respect to the Company or any Subsidiary.

(l)                                  Neither the Company nor any Subsidiary has in any jurisdiction any (i) Tax exemption, Tax holiday or other Tax-sparing arrangement, or (ii) any expatriate tax programs or policies.

(m)                          Neither the Company nor any Subsidiary is (i) a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code, or (ii) a controlled foreign corporation within the meaning of Section 957 of the Code.

(n)                              Neither the Company nor any Subsidiary has ever been a party to any joint venture, partnership or other agreement treated as a partnership for Tax purposes.

(o)                              None of the Tax Returns of the Company nor any Subsidiary has ever been subject to a Code Section 482 adjustment or corresponding provision of state, local or foreign Law.  The Company and each Subsidiary is in compliance in all material respects with all transfer pricing requirements imposed by applicable Law in each jurisdiction in which it does business.

(p)                              Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

(q)                              Neither the Company nor any Subsidiary has incurred (nor has it been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code that has not been previously recaptured in full as provided in Section 904(f) of the Code

(r)                                 Each of the Company and each Subsidiary has complied with all applicable Laws relating to the payment and withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws and has, within the time and the manner prescribed by Law, withheld and paid over to the applicable Governmental Authority all amounts required to be so withheld and paid over under applicable Laws.

(s)                                Neither the Company nor any Subsidiary has ever been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

4.7                            Title to Properties.  Each of the Company and each Subsidiary has good and valid title to all of the properties and assets, tangible or intangible reflected on the Interim Financial Statements as owned by the Company or such Subsidiary, free and clear of all Liens, except for Permitted Liens, excluding properties and assets sold or disposed of by the Company or any Subsidiary since the Balance Sheet Date in the Ordinary Course of Business.  The Company or one of the Subsidiaries is the lessee of, and holds valid leasehold interests in, all assets reflected as leased by the Company or such Subsidiary on the Interim Financial Statements.

4.8                            Real Property.  Neither the Company nor any Subsidiary owns a fee simple title to any real property.  Schedule 4.8 contains a complete and accurate description, in all material respects, of all of the real property leased by the Company or any Subsidiary (the “Leased Real Property”).  The Leased Real Property listed on Schedule 4.8 comprises all real property used in the conduct of the business and operations of the Company as conducted as of the date of this Agreement.  All Leased Real Property is held under leases or subleases (collectively, the “Real Property Leases”) that are, in all material respects, valid instruments, enforceable in accordance with their respective terms, except as limited by General Enforceability Exceptions.  The Company has delivered to Buyer true, correct, and complete copies of the Real Property Leases.  There is no default or breach by the Company or any Subsidiary, as applicable, or, to the Company’s Knowledge, any other party, in the timely performance of any obligation to be performed or paid under any such Real Property Lease or any other material provision thereof.  Neither the Company nor any Subsidiary is a sublessor or grantor under any sublease or other instrument granting to any Person any right to the possession, lease, occupation or enjoyment of any of the Leased Real Property.

4.9                            Compliance with Laws.  Except as set forth on Schedule 4.9, the Company and the Subsidiaries:

(a)                               are in compliance, and at all times since January 1, 2012 have been in compliance, in all material respects, with all Laws to which the Company or any Subsidiary are subject; and

(b)                              since January 1, 2012, have received no written notification or communication from any Governmental Authority that has not yet been fully resolved (i) asserting that the Company or any Subsidiary is not in compliance with any Law applicable to the Company or any Subsidiary or (ii) threatening to revoke any material Permit owned or held by the Company or any Subsidiary.

4.10                    Permits.  The Company and the Subsidiaries hold all Permits necessary to enable the Company and the Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted.  Schedule 4.10 contains a list, as of the date of this Agreement, of all such Permits issued to the Company or any Subsidiary.  All such Permits are valid and in full force and effect.  To the Company’s Knowledge, the Company and the Subsidiaries are, and at all times since January 1, 2012 have been, in compliance in all material respects with the terms and requirements of such Permits.  Since January 1, 2012, neither the Company nor any of the Subsidiaries has received any written (or, to the Company’s knowledge, oral) notice or communication from any Governmental Authority regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Permit or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.

4.11                    Employee Benefit Plans.  Notwithstanding anything to the contrary contained in this Agreement (including any other representations and warranties contained in this Agreement), the representations and warranties contained in this Section 4.11 are the sole and exclusive representations and warranties made by the Company relating to employee benefit matters, including Employee Plan matters.

(a)                               Schedule 4.11(a) sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements in respect of any current employees of the Company and the Subsidiaries that are sponsored or maintained by the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any liability (all of the above being hereinafter referred to as “Employee Plans”).

(b)                              Copies of the following materials have been delivered or made available to Buyer:  (i) all current plan documents for each Employee Plan, (ii) all determination letters or National Office Opinion Letters from the IRS with respect to any of the Employee Plans, (iii) all current summary plan descriptions with respect to the Employee Plans, (iv) for all “welfare plans” as defined in Section 3(1) of ERISA all summary of benefit coverage statements for the last three plan years, (v) the annual reports on Form 5500 for the three most recent plan years for each Employee Plan, and (vi) all current trust agreements and insurance contracts relating to the funding or payment of benefits under any Employee Plan.

(c)                               Each Employee Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws.  There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any material liability or excise tax under ERISA or the Code being imposed on the Company or any Subsidiary.

(d)                             Each Employee Plan intended to be qualified under Section 401(a) of the Code has heretofore been determined by the IRS to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code.

(e)                               Neither the Company nor any member of the Controlled Group currently has an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code.

(f)                                Each Employee Plan that is intended to be a grandfathered plan under the ACA has continuously satisfied the necessary requirements to maintain such status since 2010.  The Company has no potential material liability for failure to provide any document or file any informational return under ERISA, the Code or the ACA.

(g)                              With respect to each group health plan benefitting any current or former employee of the Company or any member of a Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(h)                              There is no pending, or to the Company’s Knowledge, threatened Action with respect to any Employee Plan (other than routine claims for benefits).

(i)                                  Except as set forth on Schedule 4.11(i), no Employee Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law, (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code or (iii) deferred compensation benefits reflected on the books of the Company or any Subsidiary.

(j)                                  Except as set forth on Schedule 4.11(j), no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect will, or could reasonably be expected to, as a result of the transactions and agreements contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could be characterized as an “excess parachute payment” (as such term is defined in

Section 280G(b)(1) of the Code). There is no agreement, plan, arrangement, or other contract by which the Company or any of its Affiliates is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(k)                              The term “Foreign Plan” shall mean any Employee Plan that is maintained outside of the United States.  Except as set forth in Schedule 4.11(k), the Company does not sponsor, maintain or contribute to any Foreign Plans other than those required by applicable Law.

(l)                                  No stock options, stock appreciation rights or other equity-based awards issued or granted by the Company or any Affiliate are treated as deferred compensation arrangements subject to the requirements of Section 409A of the Code.  The Company does not have any obligation to any Person to cause any Employee Plan subject to Section 409A of the Code to comply with Section 409A of the Code or to provide any “gross-up” or similar payment to any Person in the event any such Employee Plan fails to comply with Section 409A of the Code.

4.12                    Company Contracts.  Set forth on Schedule 4.12 is a list of each of the following Contracts to which the Company or any Subsidiary is a party or by which any of their respective properties or assets are bound (other than Contracts related to Leased Real Property and Employee Plans) as of the date of this Agreement (the “Company Contracts”):

(a)                               Each partnership or joint venture Contract;

(b)                              Each Contract limiting the right of the Company or any Subsidiary to engage in or compete with any Person in any business or in any geographical area or to hire or retain any Person;

(c)                               Each Contract containing a “most favored nations” or similar provision;

(d)                             Each employment agreement to which the Company or any Subsidiary is a party that (i) has a defined term and is not an “at will” agreement, (ii) requires the Company or any Subsidiary to make a payment to the employee upon its termination or (iii) pursuant to which the Company is currently obligated to make any bonus payment;

(e)                               Each Contract providing for capital expenditures with an outstanding amount of unpaid obligations and commitments in excess of $250,000;

(f)                                Each Contract with respect to Company Debt;

(g)                              Each Contract (i) that (A) is reasonably expected to require the Company or any Subsidiary to make payments equal to more than $250,000 in any fiscal year starting on and including the 2015 fiscal year and (B) is not terminable upon less than thirty (30) days prior written notice by the Company or any Subsidiary, as applicable or (ii) pursuant to which the Company or any Subsidiary is reasonably expected to receive payments equal to more than $250,000 in any fiscal year starting on and including the 2015 fiscal year; provided, however, that in the case of each of clauses (i) and (ii), the

Company makes no representation or warranty as to any amounts to be actually paid or received under such Contracts;

(h)                              Each Company Contract to which any director, officer, or Affiliate of the Company or any Subsidiary is a party or beneficiary and that involve more than $50,000, except for the Company’s LTIP, Options and Employee Plans;

(i)                                  Each Company Contract constituting, incorporating, or relating to any rebate, warranty, indemnity, or similar obligation, except for rebates, warranties, indemnities or similar obligations set forth in Contracts made available by the Company to Buyer;

(j)                                  Each Company Contract which provides for indemnification of any officer, director or employee;

(k)                              Each Company Contract relating to any currency, interest rate, or other hedging activity; and

(l)                                  Each Company Contract to which any Governmental Authority is a party.

Each of the Company Contracts is in full force and effect and is a legal, valid and binding agreement of the Company or a Subsidiary, as applicable, subject only to the General Enforceability Exceptions, and there is no default or breach by the Company or a Subsidiary, as applicable, or, to the Company’s Knowledge, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof.  To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to (i) result in a material violation or breach of any provision of any Company Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Company Contract, (iii) give any person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract, (iv) give any Person the right to accelerate the maturity or performance of any Company Contract, (v) result in the disclosure, release, or delivery of any Company source code, or (vi) give any Person the right to cancel, terminate or modify any Company Contract, except for such cancellations, terminations or modifications that are made in accordance with the terms of such Company Contract and that do not result from a violation or breach thereof by the Company.  The Company has made available to Buyer a copy of each Company Contract (including all amendments thereto which remain in force and effect).

4.13                    Legal Proceedings.

(a)                               Except as set forth on Schedule 4.13(a), there is no pending Action and, to the Company’s Knowledge, no Person has within the past 36 months threatened to commence any Action (i) that involves the Company or any Subsidiary or, to the Company’s Knowledge, any of the assets owned or used by the Company or any Subsidiary or (ii) in each case as of the date hereof, that challenges, or that, if decided adversely to the Company or any Subsidiary, would reasonably be expected to have the effect of, preventing, delaying, making illegal or otherwise interfering with, the Merger.  To the Company’s Knowledge, there is no pending Action, and no Person has within the past thirty-six (36) months threatened to commence any Action, that involves any employee of the Company or any Subsidiary (in his or her capacity as such).

(b)                              There is no unsatisfied Order outstanding, or any stipulation or settlement resulting from any Action, to which the Company or any Subsidiary, or any of the assets owned or used by the Company or any Subsidiary, is subject.  No officer or, to the Company’s Knowledge, other employee of the Company or any Subsidiary is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any Subsidiary.

(c)                               Except as set forth on Schedule 4.13(c), there is no pending or to the Company’s Knowledge, threatened reconsideration by (i) the FCC of its selection of the Company’s IBOC DAB technology as the single U.S. DAB technology for AM and FM radio or (ii) the NRSC of the U.S. digital radio broadcasting standard (currently NRSC-5C), which is based upon the Company’s IBOC technology.

4.14                    Intellectual Property.

(a)                               The Company or a Subsidiary has full title and ownership of, or are duly and validly licensed under a In License listed in Schedule 4.14(d), to all Intellectual Property used and held for use in the business of the Company and the Subsidiaries as currently conducted (“Requisite Rights”).  Such Requisite Rights are sufficient for the conduct of such business as currently conducted. Neither the Company nor any of the Subsidiaries have transferred ownership of, or granted any exclusive rights in, any Intellectual Property that is or was material Company Intellectual Property to any Person.

(b)                              Schedule 4.14(b) sets forth all the following Company Intellectual Property as of the date of this Agreement along with the jurisdiction in which each such item of Company Intellectual Property has been registered or filed and the applicable registration, application or serial number or similar identifier:  (i) Patents; (ii) registered Trademarks and applications therefor; (iii) registered Copyrights and applications therefor, and (iv) Domain Names.  Any and all filing, examination, registration, renewal and maintenance fees, annuities or other fees and taxes payable to any Governmental Authority to maintain the foregoing Company Intellectual Property as active and due prior to the date of this Agreement have been timely paid in full in the proper entity amounts and all documents, recordations and certificates in connection with such Company Intellectual Property currently required to be filed have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Intellectual Property and recording the Company’s ownership interests therein.  The Company and the Subsidiaries have taken commercially reasonable and appropriate steps to protect and maintain all material Company Intellectual Property.  All of the foregoing registered Company Intellectual Property is valid, subsisting and enforceable in accordance with applicable Law and all pending applications for registration that have not issued or resulted in registration are subsisting and in good standing.  There are no facts, information, or circumstances that would render any of the registered Company

Intellectual Property invalid or unenforceable, or would preclude the issuance of or otherwise affect any pending application for any Company Intellectual Property, other than prior art references submitted to the relevant Governmental Authority in the normal course of prosecuting applications therefor.  The Company, the Subsidiaries and their respective agents have not misrepresented, or failed to disclose, any facts or information in any application for any Company Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Intellectual Property.  There have been no interferences, reissue, re-examination, invalidity, revocation, opposition or similar proceedings brought or threatened involving any of the registered or applied for Company Intellectual Property and, to the Company’s Knowledge, no third party has a reason to object to or oppose any such application or registration.

(c)                               Neither this Agreement nor the transactions contemplated by this Agreement, will cause:  (i) the Company or any of the Subsidiaries to grant to any third party any right to or with respect to any Company Intellectual Property, (ii) Buyer or any of its Affiliates to grant to any third party any right to or with respect to any Intellectual Property of Buyer or any of its Affiliates, (iii) the Company or any of the Subsidiaries to be bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of its business, (iv) Buyer or any of its Affiliates, to be bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of its business, (v) the Company or any of the Subsidiaries to lose any rights in or to any Requisite Rights, or (vi) the Company or any of the Subsidiaries to be in violation of any Contract provision (including restriction on assignment) or to be obligated to pay any royalties or other fees or consideration with respect to any Intellectual Property of any Person in excess of those payable by the Company or the Subsidiaries in the absence of this Agreement or the transactions contemplated hereby.  The representations set forth in subclauses (ii) and (iv) above shall apply only to Contracts to which the Company is a party.

(d)                             The Company or a Subsidiary solely and exclusively owns, and has good and valid title to, the Company Intellectual Property free and clear of all Liens, other than Permitted Liens.  The Company has the sole and exclusive right to bring a claim or suit against a third party for past, present or future infringement, misappropriation or other violation of the Company Intellectual Property and to retain for itself any damages recovered in any such action.  All Company Intellectual Property is fully transferable, alienable, and licensable to any Person whatsoever by the Company or a Subsidiary without restriction and without payment of any kind to any Person.  Except as set forth on Schedule 4.14(d)(i), no Person is licensed or granted immunities, forbearances, releases or rights (whether present or future) under any of the Company Intellectual Property (“Out Licenses”).  Except as set forth on Schedule 4.14(d)(ii), the Company and the Subsidiaries have not licensed in or otherwise been granted immunities, forbearances, releases or rights (whether present or future) to any Intellectual Property, other than license to off-the-shelf software with a value of less than $10,000 (“In Licenses”).  No third party that has licensed Intellectual Property to the Company or any of the Subsidiaries has ownership or license rights to improvements or derivative works made by the Company or any of the Subsidiaries in such Intellectual Property that is material to

the business of the Company or any of the Subsidiaries.   Neither the Company or any Subsidiary nor, to the Knowledge of the Company, any other Person is in breach of any Contract described in Schedule 4.14(d), and the Company or the Subsidiaries have not notified any Person and no Person has notified the Company or any Subsidiary in writing of any such breach.

(e)                               The Company Intellectual Property is not the subject of any Action, and neither the Company nor any Subsidiary has received from any Person any written or, to the Knowledge of the Company unwritten, notice, charge, claim or other assertion:  (i) alleging that the Company or any Subsidiary (A) is infringing, misappropriating, diluting, using without authorization or otherwise violating any Intellectual Property of any Person, or  (B) has engaged in any acts of unfair competition or trade practices; or (ii) challenging the inventorship, ownership, use, validity or enforceability of any Requisite Rights, except for office actions by the applicable Governmental Authorities in the normal course of prosecution efforts to register the Company Intellectual Property listed on Schedule 4.14(b) not involving third Persons.

(f)                                Neither (i) the conduct of the business of the Company and the Subsidiaries, (ii) the use, practice or other exploitation of the Company Intellectual Property and other Requisite Rights, nor (iii)  any product or service marketed or sold by the Company or the Subsidiaries (or the making, having made, use, offer for sale, sale, lease, license, distribution, reproduction, performance, display, transmission, or other exploitation thereof), infringes (whether by direct or contributory infringement or inducement to infringe) upon, constitutes or results from the misappropriation of, uses without authorization, dilutes, violates or otherwise conflicts with any Intellectual Property right of any other Person or constitutes unfair competition or trade practices.  To the Company’s Knowledge, no Person is infringing, misappropriating or violating any Company Intellectual Property.

(g)                              Since January 1, 2012, the Company and each Subsidiary has taken commercially reasonable steps (including implementing, maintaining, and monitoring compliance with government-issued or industry standard measures with respect to administrative, technical and physical security) to ensure that all Company confidential and proprietary information including Company Intellectual Property (collectively, “Company Data”) in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.  There has been no unauthorized access, use, or disclosure of Company Data in the possession or control of the Company or any of its contractors and there has not been any unauthorized intrusions or breaches of security into any systems of the Company or any Subsidiary.

(h)                              Any and all current and former employees, consultants and independent contractors of the Company and the Subsidiaries, including those who are or were involved in, or who have contributed in any manner to the creation or development of any Intellectual Property, have executed and delivered to the Company or a Subsidiary a written agreement (containing no exceptions to or exclusions from the scope of its coverage) protecting the proprietary information of Company and the Subsidiaries and validity and effectively assigning to the Company or a Subsidiary all Intellectual Property authored, invented, created, conceived, or otherwise developed by such employee, consultant or contractor in the scope of his or her employment or engagement with the Company or such Subsidiary.  Such written agreements are substantially identical to the forms of invention assignment, employment, independent contractor, consulting services and/or other written agreements, as applicable, previously delivered by the Company to Buyer.  No current or former employee, consultant or independent contractor is in violation of any term of any such agreement, or any other agreement relating to the relationship of any such employee, consultant or independent contractor with the Company or any Subsidiary.  None of the employees of Company or the Subsidiaries is obligated under any Contract (including licenses, covenants or commitments of any nature), or subject to any order, that (i) would interfere with the efforts of such employee to promote the interests of the Company, (ii) would restrict the Company’s business as presently conducted or currently proposed to be conducted or (iii) supersedes or conflicts with any of the terms of the agreement executed by such employee with the Company or a Subsidiary.  All authors of any works of authorship in the Company Intellectual Property material to the business of the Company or any of the Subsidiaries have prepared such works in jurisdictions that do not recognize Moral Rights.  No current or former officer, manager, director, shareholder, member, employee, consultant or independent contractor of the Company or any of the Subsidiaries retains any right, title or interest in, to or under any Company Intellectual Property.  Neither the Company nor any Subsidiary uses or requires rights in Intellectual Property of employees, consultants or independent contractors created outside of their employment or engagement by the Company or a Subsidiary for the conduct of the business of the Company and the Subsidiaries as currently conducted or currently proposed to be conducted.

(i)                                  All software products (including any technology platforms) developed, deployed, made commercially available, or otherwise marketed, distributed, provided, hosted, supported, sold, offered for sale, imported or exported for resale, or licensed out by or for the Company or any Subsidiary (collectively, “Company Software Products”) are free from any material defect, bug or error.  Neither the Company nor any Subsidiary has introduced, and to the Knowledge of the Company, no third party has introduced, any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data (collectively, “Viruses”) into any Company Software Products and the Company and the Subsidiaries have taken commercially reasonable efforts to detect and prevent the introduction by third parties of any Viruses into the Company Software Products.  No Person has asserted or threatened in writing to assert any claim, in each case, against the Company or any Subsidiary, under or based upon any contractual obligation or warranty provided by or on behalf of the Company or any Subsidiary, including with respect to any Company Software Products.  To the Knowledge of the Company, there have been and are no written claims or threats asserted against any of the Company’s or the Subsidiaries’ distributors, OEM, resellers or other channel partners, related to the Company Software Products.  Schedule 4.14(i) sets forth a true and correct list of all third party software (other than standard off-shelf-software offered under shrink wrap agreements in the ordinary course of business) that constitute or are incorporated in or bundled with the Company Software Products. Schedule 4.14(i)

sets forth a true and correct list by name category and, unless all versions are owned by Company or a Subsidiary, version number of all Company Software Products or portions thereof owned or purported to be owned by Company and any Subsidiary.

(j)                                  No Open Source Software has been distributed with, in whole or in part, or incorporated in any Company Software Product in a manner that would require disclosure pursuant to an open source license.  The Company is in compliance with the terms and conditions of any and all licenses for the Open Source Software used by the Company or any Subsidiary.  Neither the Company nor any Subsidiary have used Open Source Software in such a way that would subject the Company Software Products or other software included in Company Intellectual Property to any copyleft license or that requires or purports to require the Company or any Subsidiary to grant any license, rights or immunities or imposes any obligations with respect to any Company Intellectual Property or (other than the unmodified Open Source Software contained therein) any Company Software Product, including that other software incorporated into, derived from or distributed with such Open Source Software be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no charge.

(k)                              No funding, facilities, resources or personnel of any Governmental Authority or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, of any Company Intellectual Property.

(l)                                  Neither the Company nor any Subsidiary has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, any source code for any Company Software Products or any software contained in the Company Intellectual Property Company (“Company Source Code”), except for disclosures to employees, independent contractors or consultants performing services for the Company and then only under binding written agreements that prohibit the further disclosure thereof and limit the use thereof solely for use in the performances of services for the Company.  No event has occurred or is anticipated to occur (including in connection with the transactions contemplated herein), and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any Person of the Company Source Code.

(m)                          Schedule 4.14(m) lists (i) each patent pool, industry standards body, governmental standard organization, standard setting organization, industry or other trade association or similar organization (“SSO”) that the Company, any Subsidiaries or any previous owner of any Company Intellectual Property now, or ever has been, a member or promoter of, or a contributor to or made any commitments or agreements to, in each case that would or does require or obligate the Company, any of the Subsidiaries or the previous owner to grant or offer to any other Person any license or other right to the Company Intellectual Property, including any future Intellectual Property developed, conceived, made or reduced to practice by the Company or any Subsidiary after the Closing Date and (ii) for each SSO, the Contract, including letters of assurance, evidencing such commitment.  Neither the Company, any Subsidiary nor any previous owner of such Company Intellectual Property is in breach of any such obligation, or has committed to license any Company Intellectual Property on a royalty free or “zero-royalty” basis.

(n)                              Schedule 4.14(n) sets forth the amount and frequency of any obligation of Company and any Subsidiary to pay any royalties, license fees or other amounts to any Person, by reason of ownership, use, exploitation, practice, sale or disposition of any Intellectual Property, (or any tangible embodiment thereof) including reproducing, making, using, selling, offering for sale, distributing, licensing or importing any Company Software Product.  No such amounts are past due.

(o)                              The Company and the Subsidiaries have taken commercially reasonable action (including entering into written confidentiality and non-disclosure agreements with subcontractors, employees, licensees and customers) to maintain the confidentiality of material confidential information in the possession Company and the Subsidiaries, including material confidential information licensed from or disclosed to Company or the Subsidiaries by third parties under obligations to keep such information confidential.  The Company has not disclosed any material trade secrets in which the Company or any of the Subsidiaries have (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having such Person execute a written agreement regarding the non-disclosure and non-use thereof, other than where trade secrets have lost their status as such through the filing of applications for registered Company Intellectual Property.  No employee, independent contractor or agent of the Company or the Subsidiaries has misappropriated material trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of the Company or the Subsidiaries.

4.15                    Insurance.  Schedule 4.15 sets forth, as of the date of this Agreement, all policies of insurance maintained by the Company or any Subsidiary and covering the Company, the Subsidiaries and their respective businesses, and such policies are in full force and effect, and neither the Company nor any Subsidiary has received written notice of cancellation of any such insurance policies.  All insurance policies covering the Company and the Subsidiaries are in full force and effect.  To the Company’s Knowledge, no misrepresentations were made in connection with the applications for such policies, all premiums due thereon have been paid, and the Company and the Subsidiaries have complied in all material respects with the provisions of such policies.  Since January 1, 2012, the Company has not received any written (or, to the Company’s Knowledge, oral) communication regarding any actual or possible (a) cancellation, invalidation or nonrenewal of any such insurance policy, (b) refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any such insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any such insurance policy.  The Company has provided timely written notice to the appropriate insurance carrier(s) of each Action pending or threatened in writing against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Action, or informed the Company in writing of its intent to do so.  Schedule 4.15 provides a description of any claims pending and any claims that have been asserted, in each case in excess of $150,000, since January 1, 2012 with respect to such policies.

4.16                    Labor and Employment Matters.

(a)                               The Company and the Subsidiaries are in material compliance with all applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification employees as exempt or nonexempt and workers as independent contractors), wages, hours and occupational safety and health and employment practices, leaves of absences, reasonable accommodation for employees with disabilities.  The Company has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages, compensation, Tax, penalties or other sums for failure to comply with any of the foregoing.  Except with respect to any current payroll period and the most-recent payroll period, the Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation that was required to already be paid to or on behalf of such employee, independent contractor or consultant.  The Company is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice).  There are no pending claims against the Company under any workers compensation plan or policy or for long term disability.  Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  There are no Actions, claims, controversies, investigations or audits pending or, to the Knowledge of the Company, threatened against Company by any of its employees, former employees or independent contractors, or any Governmental Authority that would reasonably be expected to result in a material liability to the Company.

(b)                              To the Knowledge of the Company, no employee of the Company is in violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others.  Neither the Company nor any Subsidiary has received written or, to the Company’s Knowledge, oral notice that any employee intends to terminate his or her employment relationship with the Company or any Subsidiary.

(c)                               The Company is in compliance in all material respects with the Immigration Reform and Control Act.  Schedule 4.16(c) lists all employees of the Company who are not citizens or permanent residents of the United States and indicates work location and, for employees working in the United States, immigration status and the date work authorization is scheduled to expire.  All other persons employed by the Company in the United States are citizens or permanent residents of the United States.  Schedule 4.16(c) lists all expatriate Contracts that the Company has in effect with any employee and all independent contractor arrangements covering any individuals providing services outside the country in which they are nationals in each such case, to the extent providing for annual remuneration in excess of $100,000.  Schedule 4.16(c) lists all employees of each Subsidiary of the Company, identifying which entity is the employer and such employee’s city/country of employment.

(d)                             The Company is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law.  In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law with respect to which the Company has any material, outstanding liability.

(e)                               Any Person who has performed services for the Company while classified as independent contractors has satisfied the requirements of Law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so.

(f)                                Neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreement or any other labor union Contract, and no collective bargaining agreement is being negotiated by the Company or any Subsidiary and neither the Company nor any Subsidiary has any duty to bargain with any labor organization.  As of the date of this Agreement, (i) no labor union or other collective bargaining agent represents or claims to represent any of the Company’s or any Subsidiary’s employees; (ii) there is no union campaign being conducted to solicit cards from employees to authorize a union to request recognition by the Company or any Subsidiary, or to request a National Labor Relations Board certification election with respect to the Company’s or any Subsidiary’s employees; (iii) there are no strikes or other work stoppages involving any employees of the Company or any Subsidiary; and (iv) there are no labor disputes brought by any labor organization in progress or pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary.  There is no charge or complaint or Action against the Company by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in a material Company liability.

4.17                    Environmental Matters.  Notwithstanding anything to the contrary contained in this Agreement (including any other representations and warranties contained in this Agreement), the representations and warranties contained in this Section 4.17 constitute the sole and exclusive representations and warranties of the Company relating to compliance with or liability under Environmental Laws, Releases of Hazardous Materials and any other environmental matters.  Except as set forth on Schedule 4.17:

(a)                               the Company and the Subsidiaries are in compliance, in all material respects, with all Environmental Laws;

(b)                              to the Company’s Knowledge, there has been no Release by the Company or any Subsidiary at the Leased Real Property or any property formerly owned or leased by the Company or any Subsidiary that requires cleanup or remediation by the Company or any Subsidiary pursuant to any Environmental Law;

(c)                               except as has been resolved or would not reasonably be expected to be material to the Company, neither the Company nor any Subsidiary has (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written notice of violation, demand letter, complaint or claim under any Environmental Law; or (iii) been subject to or, to the Company’s Knowledge, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d)                             there currently are effective all Permits required under any Environmental Law that are necessary for the Company’s and the Subsidiaries’ activities and operations.

4.18                    Conduct of Business in Ordinary Course.  Except for actions taken in connection with the process of selling the Company (including preparing for and implementing the transactions contemplated by this Agreement) and except as set forth on Schedule 4.18, since the Balance Sheet Date:

(a)                               the Company and the Subsidiaries have conducted their respective businesses and operations in the Ordinary Course of Business;

(b)                              neither the Company nor any Subsidiary has made any change to its accounting (including Tax accounting) methods, principles or practices, except as may be required by GAAP;

(c)                               neither the Company nor any Subsidiary has amended its certificate of incorporation or bylaws;

(d)                             there has not been any Material Adverse Effect;

(e)                               the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of Company Capital Stock or (ii) acquired, redeemed or otherwise reacquired any shares of Company Capital Stock;

(f)                                neither the Company nor any Subsidiary has loaned money to any Person (other than advances to employees in the Ordinary Course of Business);

(g)                              the Company has not made any material Tax election;

(h)                              neither the Company nor any Subsidiary has commenced, or settled, any Action;

(i)                                  neither the Company nor any Subsidiary has, except for increases in the Ordinary Course of Business or except as required by applicable Law or an existing Employee Plan, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer, director, executive or employee, other than persons newly hired for or promoted to such position, or granted or committed to grant any retention incentive, severance or termination pay, entered into any Contract to make or grant any retention incentive, severance or termination pay, or paid, committed to pay, or entered into any contract to pay, any bonus, in each case to any such officer, director, executive or employee, other than in the Ordinary Course of Business or pursuant to preexisting agreements, arrangements or Employee Plans; and

(j)                                  neither the Company nor, if applicable, any Subsidiary, has agreed or committed to take any of the actions referred to in clauses (a) through (i) above

4.19                    Bank Accounts.  Schedule 4.19 sets forth a true and complete list of (a) the name and address of each bank with which the Company or any Subsidiary has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of the Company or any Subsidiary.

4.20                    No Brokers.  Except for Moelis & Company, no broker, finder or similar agent has been employed by or on behalf of the Company, and no Person with which the Company has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby

4.21                    Accounts Receivable.  Subject to any reserves set forth therein, the accounts receivable shown on the Company Financial Statements are valid and genuine, have arisen, or arose, solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the Ordinary Course of Business in each case with Persons other than Affiliates, are, or were, not subject to any prior assignment, lien or security interest, and are not subject to valid defenses, set-offs or counter claims.  The accounts receivable reflected in the Company Financial Statements are collectible in accordance with their terms at their recorded amounts, subject to the corresponding reserves for doubtful accounts on the Company Financial Statements.

4.22                    International Trade Matters.  The Company and the Subsidiaries are, and at all times have been, in material compliance with and have not been and are not in material violation of any International Trade Law, including all laws and regulations related to the import and export of commodities, software, and technology from and into the United States and the other countries in which the Company or any Subsidiary conducts business and the payment of required duties and tariffs in connection with same.  Neither the Company nor any Subsidiary, nor, to the Company’s Knowledge, any other Person for whose conduct the Company or any Subsidiary may be held to be responsible, has since January 1, 2012 received any actual or threatened order, notice, or other written communication from any Governmental Authority of any actual or potential violation or failure to comply with any International Trade Law.  “International Trade Law” means United States and foreign statutes, laws and regulations applicable to international transactions, including the Export Administration Act, the Export Administration Regulations, any Anti-Corruption Law, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act,

the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations and any similar laws or regulations and any Orders issued thereunder.

4.23                    Anti-Corruption Laws.

(a)                               Certain definitions:

(i)                                  “Government Official” means an employee or official of any Governmental Authority and any candidate for public office.

(ii)                              “Anti-Corruption Law” means:

(A)                          the United States Foreign Corrupt Practices Act of 1977 as amended;

(B)                           the United Kingdom Bribery Act 2010;

(C)                           the United Nations Convention against Corruption;

(D)                          the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and

(E)                            any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or or anti-bribery or anti-corruption laws of the jurisdiction in which the Company operates.

(b)                              The Company, the Subsidiaries and all employees, independent contractors, officers or directors of the Company and the Subsidiaries, and, to the Knowledge of the Company, all Affiliates, agents and representatives thereof have, since January 1, 2012, conducted their businesses for or in respect of the Company and the Subsidiaries in all material respects in compliance with all applicable Anti-Corruption Laws.  In particular:

(i)                                  Neither the Company nor any Subsidiary, nor any employee, independent contractor, officer or director of the Company or any Subsidiary, nor, to the Knowledge of the Company, any agent or representative acting on behalf of the Company or any Subsidiary, has, since January 1, 2012, directly or indirectly, paid, offered, given, promised to pay, or authorized the payment of any money, commission, reward, gift, hospitality, inducement (including any facilitation payments) or anything else of value to:

(A)                          any Government Official;

(B)                           any Person acting for or on behalf of any Government Official;

(C)                           any other Person at the suggestion, request, direction of, or for the benefit of any Government Official; or

(D)                          any Person, company, partnership or other legal entity;

in each case, for the purpose of improperly obtaining, retaining or directing business or to secure or obtain any improper business advantage for the Company or the Subsidiaries, or to seek to induce a Person to perform improperly any function which is of a public nature, connected with the business, undertaken in the course of a person’s employment, or a function by or on behalf of a body of persons, in each case for or in respect of the Company or any Subsidiary, and in each case in material violation of any Law.

(ii)                              Neither the Company nor any Subsidiary, nor any employee, independent contractor, officer or director of the Company or any Subsidiary, nor, to the Knowledge of the Company, any agent or representative acting on behalf of the Company or any Subsidiary, has, since January 1, 2012, directly or indirectly, accepted or requested the payment of any money, commission, reward, gift, hospitality, inducement, or anything else of value from any Person, company, partnership or other legal entity to seek to induce a Person to perform improperly any function which is of a public nature, connected with the business, undertaken in the course of a person’s employment, or a function by or on behalf of a body of persons or for the purpose of awarding, giving, maintaining or directing business or to secure or obtain any improper business advantage, in each case for or in respect of the Company or any Subsidiary, and in each case in material violation of any Law.

(iii)                          The Company and the Subsidiaries have instituted and maintained reasonably adequate and appropriate policies, procedures and controls reasonably designed to ensure continued compliance by the Company, the Subsidiaries and employees, independent contractors, officers and directors of the Company or any of the Subsidiaries with all applicable Anti-Corruption Laws.

(c)                               No officer or director of the Company or any Subsidiary and, to the Company’s Knowledge, no employee or independent contractor of the Company or any Subsidiary (i) is a Government Official, or (ii) is an Affiliate of any Government Official.

(d)                             To the Company’s Knowledge, the assets of the Company have not been, and are not, derived or obtained from or co-mingled with the proceeds of any activities that are prohibited by any Anti-Corruption Laws.

4.24                    Compliance with Rights of First Refusal.  Neither the execution, delivery and performance of this Agreement, nor the consummation of the Merger or any other transaction contemplated by this Agreement, will result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, any agreement to which the Company or any Subsidiary is a party that provides for any right of notice, right of first refusal, right of first offer, right of first negotiation or similar right directly or indirectly applicable to this Agreement or the consummation of the Merger.

4.25                    Interested Party Transactions.  None of the current officers or directors of the Company or any Subsidiary or any of their respective Affiliates has any interest in any property, real or personal, tangible or intangible, used in the business of the Company and the Subsidiaries, or in any supplier, distributor, or customer of the Company and the Subsidiaries, or any other relationship, Contract or understanding with the Company and the Subsidiaries, except, in each case, for the normal rights of a stockholder, rights under the Employee Plans, and as otherwise disclosed in the Schedules.

4.26                    Customers and Suppliers.  Between the Balance Sheet Date and the date of this Agreement, no material customer of the Company or the Subsidiaries, and no material supplier of the Company or the Subsidiaries, has canceled or otherwise terminated, or has at any time on or between the Balance Sheet Date and the date hereof, decreased materially its services or supplies to the Company or the Subsidiaries in the case of any such material supplier, or its usage of the services or products of the Company or the Subsidiaries in the case of any such material customer, and on the date of this Agreement no such material supplier or material customer has indicated in writing, or to the Company’s Knowledge orally, that it intends to cancel or otherwise terminate its relationship with the Company and the Subsidiaries or to decrease materially its services or supplies to the Company and the Subsidiaries or its usage of the services or products of the Company and the Subsidiaries, as the case may be.

4.27                    Privacy; Security Measures.

(a)                               The Company and each Subsidiary is, and since January 1, 2012, has been, in compliance with all Laws pertaining to (i) data security, cyber security, and e-commerce, including the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191 and the Health Information Technology for Economic and Clinical Health Act, as amended, and in each case, the rules implemented thereunder, and (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data.

(b)                              The Company is in compliance with Gramm-Leach-Bliley in all material respects.

(c)                               The Company has implemented written policies relating to Personal Data, including publicly posted website privacy policies and mobile app privacy policy (“Privacy and Data Security Policies”).  The Company and each Subsidiary is, and since January 1, 2012, has been, in material compliance with all such Privacy and Data Security Policies.  Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy and Data Security Policies.

(d)                             The Company and each Subsidiary has taken, and continues to take, reasonable steps consistent with generally accepted industry standards to ensure that all Personal Data in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.  There has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of the Company and the Subsidiaries with regard to any Personal Data obtained from or on behalf of the Company or any Subsidiary.  Nor have there been any unauthorized intrusion or breach of security into any Company (or any Subsidiary) systems.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub, jointly and severally, represent and warrant to the Company, each Lender and the Lenders’ Representative as follows:

5.1                            Organization and Standing.  Buyer is an entity duly incorporated under the laws of the State of Delaware and has a legal existence and is in good standing pursuant to the records of the State of Delaware.  Merger Sub is an entity duly incorporated under the laws of the State of Delaware and has a legal existence and is in good standing pursuant to the records of the State of Delaware.

5.2                            Authority, Validity and Effect.  Each of Buyer and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby without obtaining any additional approvals (whether internal or third party).  The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub.  This Agreement, assuming due and valid execution and delivery by the Company and the Lenders’ Representative, has been duly and validly executed and delivered by each of Buyer and Merger Sub and constitutes the legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, except as limited by the General Enforceability Exceptions.

5.3                            No Conflict; Required Consents; Related Agreements.

(a)                               Neither the execution and delivery of this Agreement by Buyer or Merger Sub, nor the consummation by Buyer or Merger Sub of the transactions contemplated hereby, nor compliance by Buyer or Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws or equivalent governance documents of Buyer or Merger Sub, (ii) constitute or result in the material breach of any term, condition or provision of, or constitute a material default under, or give rise to any right of termination, cancellation or acceleration with respect to, any material Contract to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub or any of Buyer’s or Merger Sub’s properties or assets may be subject, and that would, in any such event, be material to Buyer or Merger Sub or (iii) violate any Order or Law applicable to Buyer or Merger Sub or any of their respective properties or assets.

(b)                              Other than the filing of the Certificate of Merger as required by the DGCL, no Consent of any Person is necessary for the consummation by either Buyer or Merger Sub of the transactions contemplated by this Agreement.

(c)                               Except for the agreements and instruments contemplated by this Agreement, none of the Buyer, Merger Sub or any of their respective Affiliates has any agreement, arrangement, offer or understanding with any director, officer, employee, consultant or Affiliate of the Company or any Subsidiary regarding the transactions contemplated hereby.

5.4                            Independent Investigation; Disclaimer.  In connection with its investment decision, each of Buyer and Merger Sub and their respective representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Company and the Subsidiaries as desired by each of Buyer and Merger Sub.  Buyer and Merger Sub’s decision to consummate the transactions contemplated hereby are not done in reliance upon any representation or warranty by, or information from, the Company, any stockholder of the Company, any Subsidiary or any of their respective Affiliates, employees, officers, directors or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article IV (in each case, as modified by the Schedules as modified or supplemented hereunder), and each of Buyer and Merger Sub acknowledges that the Company expressly disclaims any other representations and warranties.

5.5                            Financing.  As of the date hereof, Buyer has received an executed debt commitment letter dated the date hereof and attached as Exhibit E (the “Debt Commitment Letter”) from Wells Fargo Bank, National Association (the “Financing Sources”), pursuant to which the Financing Sources have committed, subject to the terms and conditions set forth therein, to provide to Buyer the amount of financing set forth in the Debt Commitment Letter (the “Debt Financing”), for the Financing Purposes (as defined below).  A true and complete copy of the fully executed Debt Commitment Letter as in effect on the date hereof has been provided to the Company.  A true and complete copy of each fee letter and engagement letter related to the Debt Commitment Letter as in effect on the date hereof has been provided to the Company, except that the pricing, fees, flex provisions (other than with respect to commitment amounts or funds available at Closing) and other commercially sensitive numbers specified therein may have been redacted.  Buyer has fully paid any and all commitment fees or other fees required by such Debt Commitment Letter to be paid on or before the date hereof.  As of the date hereof, the Debt Commitment Letter is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, each other party thereto, and in full force and effect, has not been amended, modified, withdrawn, terminated or rescinded in any respect, and does not contain any material misrepresentation by Buyer and no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Buyer.  As of the date hereof, no amendment or modification to, or withdrawal, termination or rescission of, the Debt Commitment Letter is contemplated.  The aggregate proceeds contemplated by the Debt Commitment Letter together with Buyer’s cash on hand will be sufficient for Buyer and, after the Closing, the Company to complete the transactions contemplated by this Agreement, and to satisfy all of the obligations of Buyer under this Agreement, including paying the Initial Merger Consideration at Closing and paying all related fees and expenses (collectively, the “Financing Purposes”).  Except for the fee letter referred to in the Debt Commitment Letter (a copy of which has been delivered to the Company in accordance with this Section 5.5), as of the date hereof, there are no side letters or other agreements, contracts, arrangements or understandings related to the funding or investing, as applicable of the Debt Financing other than as expressly set forth in the Debt Commitment Letter.  As of the date hereof, there are no conditions precedent or other contingencies (x) related to the funding of the full amount of the Debt Financing or any provisions that could reduce the aggregate amount of the Debt Financing set forth in the Debt Commitment Letter or the aggregate proceeds contemplated by the Debt Commitment Letter or (y) that could otherwise adversely affect the conditionality, enforceability or availability of the Debt Commitment Letter with respect to all or any portion of the Debt Financing, in each case other than as expressly set forth in the Debt Commitment Letter.  As of the date hereof, Buyer does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied on a timely basis or that the Debt Financing will not be available to Buyer on the date on which the Closing should occur pursuant to Section 2.1.

5.6       Ownership of Merger Sub; No Prior Activities.  Buyer owns 100% of the issued and outstanding shares of capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

5.7       Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement, and assuming the accuracy of the representations and warranties contained in Article IV, each of the Buyer, Merger Sub, the Surviving Company and the Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured), (b) will have adequate capital with which to engage in its business, and (c) will not have incurred liabilities beyond its ability to pay as they become absolute and matured.

5.8       Legal Proceedings.  There are no Actions pending or, to the knowledge of the Buyer or Merger Sub, threatened against or affecting the Buyer or Merger Sub that, if adversely decided, would prevent the consummation of the transactions contemplated by this Agreement.

5.9       No Brokers.  Other than Centerview Partners, no broker, finder or similar agent has been employed by or on behalf of Buyer, Merger Sub or any of their Affiliates, and no Person with which Buyer, Merger Sub or any of their Affiliates has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI
COVENANTS AND AGREEMENTS

6.1       Interim Operations of the Company.

(a)        From the date of this Agreement until the Closing or the earlier termination of this Agreement, except as set forth on Schedule 6.1 or as contemplated by this Agreement, the Company shall and shall cause each Subsidiary to (i) conduct its business in the Ordinary Course of Business, (ii) use commercially reasonable efforts to (A) preserve intact its current business organization, (B) keep available the services of its current officers and employees and (C) maintain its existing relations and goodwill with all suppliers, customers, landlords, licensors, licensees, distributors, creditors, employees, consultants and other Persons having business relationships with the Company, in each case in the Ordinary Course of Business, (iii) maintain in effect all material Permits pursuant to it currently operates, and (iv) use commercially reasonable efforts to keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date hereof covering all of its material assets and maintain insurance policies in the Ordinary Course of Business.

(b)        From the date of this Agreement until the Closing or the earlier termination of this Agreement, except as set forth on Schedule 6.1 or as contemplated by this Agreement, the Company shall not and shall not permit the Subsidiaries to, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned:

(i)         incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse such obligations of any other Person, except for borrowings under credit facilities with the Lenders set forth in the Credit Agreement in effect on the date of the Agreement;

(ii)        (A) acquire, or dispose of, any material property or assets, (B) mortgage or encumber any property or assets, other than Permitted Liens, (C) expressly cancel any debts owed to or claims held by the Company or any Subsidiary or (D) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(iii)       enter into any Contract that would (A) have been a Company Contract had it been entered into prior to this Agreement or (B) explicitly impose any restriction on the right or ability of the Company or any Subsidiary (1) to compete with any other Person, (2) to acquire any product or other asset or any services from any other Person, (3) to develop, sell, manufacture, license, market, assemble, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (4) to perform services for any other Person, (5) to transact business with any other Person or (6) to operate at any location in the world;

(iv)       enter into any Contracts with any Affiliates of the Company, except to the extent required by Law;

(v)        except to the extent required by Law or any existing Contracts or Employee Plan, enter into, adopt, amend or terminate any Contract or Employee Plan relating to the compensation or severance of any employee of the Company or any Subsidiary;

(vi)       make any change to its accounting (including Tax accounting) methods, principles or practices, except as may be required by GAAP;

(vii)      make any amendment to its certificate of incorporation or bylaws (or equivalent organizational documents);

(viii)     declare, accrue, set aside or pay any dividends or distributions or repurchase any shares of capital stock or other equity interests, other than in accordance with the terms of the Company Stockholders Agreement in the event of an employee’s termination prior to the Closing;

(ix)       issue or sell any capital stock or other equity interests or options, warrants, calls, subscriptions or other rights to purchase any capital stock or other equity interests of the Company or any Subsidiary or split, combine or subdivide the capital stock or other equity interests of the Company or any Subsidiary other than the issuance of shares of Common Stock upon the exercise of the Options currently outstanding;

(x)        make any capital expenditure other than (A) in the Ordinary Course of Business, not to exceed $50,000 either individually or in the aggregate, or (B) pursuant to the Company’s capital expense budget made available to Buyer prior to the date hereof;

(xi)       abandon, let lapse or fail to take any action reasonably necessary to maintain the existence, validity, and enforceability of any registered Company Intellectual Property;

(xii)      other than in the Ordinary Course of Business, amend, modify or terminate (other than expiration in accordance with its terms), or knowingly waive any material right or remedy under, any Company Contract, or knowingly waive, release or assign any material rights, claims or benefits of the Company or the Subsidiaries under any Company Contract;

(xiii)     lend money to any Person (other than advances to employees in the Ordinary Course of Business);

(xiv)     establish, adopt, enter into or amend any Employee Plan or employment agreement, pay any bonus or make any profit-sharing payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any Company employees (except that the Company may (A) enter into at-will employment agreements with newly-hired Company employees, (B) amend the Employee Plans to the extent required by applicable Law and (C) make customary bonus, profit-sharing and other payments in accordance with written plans or arrangements existing on the date hereof);

(xv)      hire any employee at the level of vice president or above or with an annual base salary in excess of $75,000;

(xvi)     make, change or amend any Tax election or Tax Return, or surrender any right to claim a material Tax refund, offset or reduction in Tax liability;

(xvii)    commence any (A) Action related to Company Intellectual Property or (B) other Action, except (1) with respect to routine matters in the Ordinary Course of Business, or (2) in connection with a breach of this Agreement or related to the Merger;

(xviii)   settle, or offer or propose to settle, (A) any Action, investigation or claim, involving or against the Company or any Subsidiary related to the Company Intellectual Property or (B) any other Action, investigation or claim involving or against the Company or any Subsidiary except, in the case of each of clauses (A) and (B), (1) with respect to matters in the Ordinary Course of Business not to exceed $50,000 individually, or (2) in connection with a breach of this Agreement or related to the Merger;

(xix)     implement any tax-structuring transactions, via (A) any restructuring of the capital structure of the Company or any Subsidiary or (B) a transfer of material assets of the Company or any Subsidiary (including intra and inter-company);

(xx)      fail to manage working capital in the Ordinary Course of Business by (A) delaying or postponing payment of accounts payable, accrued expenses or capital expenditures other than in the Ordinary Course of Business, (B) accelerating the collection of, or discounting, accounts receivable other than in the Ordinary Course of Business or factoring accounts receivable, (C) changing cash management policies, (D) engaging in any promotional sales, discounts or price reductions, altering the extension of credit terms to any distributor substantially in excess of historic levels, or (E) requesting (or taking steps to effect) the acceleration of customer orders other than in the Ordinary Course of Business or (vi) otherwise engaging in any activity that has, or would reasonably be expected to have, the effect of accelerating into periods prior to the Effective Time sales or the collection of accounts or notes receivable that would otherwise be expected to occur following the Effective Time, other than in the Ordinary Course of Business; or

(xxi)     agree in writing to take any of the actions described in sub-clauses  (i) through (xx) above.

6.2       Reasonable Access; Confidentiality.

(a)        From the date of this Agreement until the Closing or the earlier termination of this Agreement, and subject to applicable Law, the Company shall give and shall cause the Subsidiaries to give Buyer and its representatives, upon reasonable advance written notice to the Company, reasonable access, during normal business hours, to the assets, properties, books, records and agreements of the Company and the Subsidiaries and the Company shall, and shall cause the Subsidiaries to, permit Buyer to make such inspections (but excluding sampling or testing of the Environment without the Company’s prior written consent) as Buyer may reasonably require and to furnish Buyer during such period with all such information relating to the Company and the Subsidiaries as Buyer may from time to time reasonably request.

(b)        Any information provided to or obtained by Buyer, Merger Sub or any of its Affiliates or representatives pursuant to Section 6.2(a) will be subject to the Confidentiality Agreement, dated May 4, 2015, entered into by Buyer or its Affiliate for the benefit of the Company (the “Confidentiality Agreement”), and must be held by Buyer, Merger Sub and their Affiliates and representatives in accordance with and be subject to the terms of the Confidentiality Agreement.

(c)        Buyer and Merger Sub each agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

6.3       Publicity.  Except as may be required to comply with the requirements of any applicable Law or any exchange rules or regulations or listing agreement, no Party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval (which approval will not be unreasonably withheld, conditioned or delayed) of, in the case of a press release or other public announcement by Buyer, the Company and the Lenders’ Representative and, in the case of a press release or other public announcement by the Company, Buyer.

6.4       Records.  Subject to Article X, with respect to the financial books and records and minute books of the Company and the Subsidiaries relating to matters on or prior to the Closing Date:  (a) for a period of seven (7) years after the Closing Date, Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to the Lenders’ Representative; and (b) where there is legitimate purpose, including any audit of any Stockholder by the IRS or any other Taxing Authority or an Action involving a Stockholder or a claim or dispute relating to this Agreement, Buyer shall provide each Stockholder, the Lenders’ Representative and their respective representatives with full access to such books and records during regular business hours.

6.5       Indemnification.

(a)        For six (6) years after the Closing Date, the Surviving Company shall indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company and the Subsidiaries (the

“D&O Beneficiaries”) to the same extent such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company and the Subsidiaries pursuant to the Company’s and the Subsidiaries’ certificate of incorporation and bylaws or similar organizational documents and indemnification agreements, if any, in existence on the date of this Agreement with, or for the benefit of, any such directors, officers and employees for acts or omissions occurring on or prior to the Closing Date; provided, however, that none of Buyer or the Surviving Company shall be liable for (i) any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) any claim based on a claim for indemnification made by Buyer or a Buyer Indemnitee pursuant to Article IX or any claim pursuant to Section 9.12, except and to the extent, in the case of each of clauses (i) and (ii), that any such claim or settlement can be satisfied by recovery from the D&O Tail; and provided further that the Surviving Company and Buyer shall have no obligation hereunder to any D&O Beneficiary when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such D&O Beneficiary in the manner contemplated hereby is prohibited by applicable Law. For six (6) years after the Closing, Buyer shall not, and shall not permit any Person to, amend, repeal or modify any provision in the Company’s or any Subsidiary’s articles of incorporation or bylaws (or equivalents) relating to the exculpation or indemnification of any officers or directors, it being the intent of the Parties that the D&O Beneficiaries shall continue to be entitled to such exculpation and indemnification to the full extent of the Law.

(b)        At or prior to the Closing, the Company shall purchase, for the benefit of and in respect of the D&O Beneficiaries, a six (6)-year “tail” officers’ and directors’ liability insurance coverage policy, with respect to acts or omissions occurring on or prior to the Closing Date, that is reasonably acceptable to Buyer and the Lenders’ Representative (the “D&O Tail”).  Recourse of the D&O Beneficiaries shall first be against the D&O Tail until it is exhausted or otherwise determined to be unavailable before recovery against the Surviving Company shall take place.

(c)        The provisions of this Section 6.5 are intended to be for the benefit of, and will be enforceable by, each D&O Beneficiary, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

6.6       Financing.  Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as reasonably promptly as possible, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including maintaining in effect the Debt Commitment Letter and using reasonable best efforts to, as promptly as possible, (i) satisfy, or cause to be satisfied, on a timely basis all conditions to Buyer obtaining the Debt Financing set forth therein, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter (including any related flex provisions) or on other terms that are in the aggregate not materially less favorable, taken as a whole, to Buyer (such definitive agreements related to the Debt Financing, collectively, with the Debt Commitment Letter, the “Debt Documents”), and (iii) consummate the Debt Financing at or prior to Closing.  Buyer shall give the Company prompt written notice (A) of any breach or default by any party to the Debt Commitment Letter or other Debt Document of which Buyer becomes aware, (B) if and when Buyer becomes aware that any portion of the Debt Financing contemplated by the Debt Commitment Letter will not be available for the Financing Purposes, (C) of the receipt of any written notice or other written communication from any Person with respect to any actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or other Debt Document, (D) if for any reason Buyer believes in good faith that it will not be able to obtain any portion of the Debt Financing on the terms, in the manner and from the sources contemplated by any Debt Commitment Letter (including any related flex terms) or other Debt Document and (E) of any expiration or termination of the Debt Commitment Letter or other Debt Document.  If any portion of the Debt Financing becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the Debt Commitment Letter (after taking into account flex terms), Buyer shall use its reasonable best efforts to arrange to obtain alternative financing, including from alternative sources, on terms in the aggregate not materially less favorable to Buyer than the Debt Financing contemplated by the Debt Commitment Letter in an amount sufficient to replace any unavailable portion of the Debt Financing (“Alternative Financing”) as promptly as practicable following the occurrence of such event and the provisions of this Section 6.6 shall be applicable to the Alternative Financing, and, for the purposes of this Section 6.6 and Section 6.7, all references to the Debt Financing shall be deemed to include such Alternative Financing, all references to the Debt Commitment Letter or other Debt Documents shall include the applicable documents for the Alternative Financing and all references to the Financing Sources shall include the Persons providing or arranging the Alternative Financing.  Buyer shall (1) if available sources of cash are not otherwise available to complete the transactions contemplated herein, enforce in all material respects its rights under each Debt Document in the event of a breach by the Financing Sources that impedes or delays the Closing, and (2) not permit, without the prior written consent of the Company, any material amendment or modification to be made to, or any termination, rescission or withdrawal of, or any material waiver of any provision or remedy under, any Debt Document or the fee letter referred to in the Debt Commitment Letter, if any such amendment, modification or waiver that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (x) reduce the aggregate amount of the Debt Financing under any Debt Document (including by changing the amount of fees to be paid or original issue discount thereof), or (y) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Debt Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing, (II) make the funding of any portion of the Debt Financing (or satisfaction of any condition to obtaining any portion of the Debt Financing) less likely to occur or (III) adversely impact the ability of Buyer to enforce its rights against any other party to any Debt Document, the ability of Buyer to consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby.  Buyer acknowledges and agrees that the obtaining of the Debt Financing, or any Alternative Financing, is not a condition to Closing and acknowledges its obligation to consummate the transactions contemplated by this Agreement subject only to fulfillment or waiver of the conditions set forth in Article VII.

6.7       Cooperation with Financing.  Prior to the Closing, the Company shall and shall use reasonable best efforts (at Buyer’s sole expense for all reasonable and documented out-of-pocket fees and expenses incurred in connection with this Section 6.7) to cause its officers, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, lenders, Affiliates and other representatives (“Representatives”) to cooperate with Buyer, its Affiliates and their respective Representatives, as necessary in connection with the arrangement of the Debt Financing as may be customary and reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries), including using reasonable best efforts to (i) participate at reasonable times in meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions, (ii) assist Buyer and its debt Financing Sources in the preparation of (A) offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents for any portion of the Debt Financing and (B) materials for rating agency presentations, (iii) cooperate with the marketing efforts of Buyer and its debt Financing Sources for any portion of the Debt Financing, (iv) cooperate with Buyer’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing, (v) assist Buyer in obtaining landlord waivers and estoppels, access agreements, non-disturbance agreements, surveys and title insurance as reasonably requested by Buyer or the Financing Sources, (vi) furnish Buyer with customary financial and other information regarding the Company and the Subsidiaries as may be customary for a financing of the type set forth in the Debt Commitment Letter and as may be reasonably requested by Buyer, including, but not limited to, the unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company for the later of (A) June 30, 2015 and (B) each subsequent fiscal month after the date hereof which ended at least 45 days before the Closing Date, (vii) executing and delivering any guarantees, pledge and security documents, credit agreements, notes, mortgages, other definitive financing documents or other certificates or documents as may be reasonably requested by Buyer, (viii) facilitating the pledging, or the reaffirmation of the pledge, of collateral effective on or after the Closing (including cooperation in connection with the payoff or release of existing Company Debt (if requested by Buyer) and causing the release of all Liens on the equity interests and assets of the Company), (ix) furnishing Buyer promptly, but in any event within five (5) Business Days of Closing, with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested by Buyer no later than ten (10) Business Days prior to Closing, and (x) facilitating the provision of insurance certificates and endorsements; provided, in each case, that (A) none of the Company or any of the Subsidiaries shall be required to incur any liability in connection with the Debt Financing prior to the Closing, (B) the pre-Closing Board of Directors of the Company and the directors, managers and general partners of the Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, (C) no definitive financing documents executed by the Company or any of the Subsidiaries, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing, shall be effective prior to the Closing (D) no corporate action to permit or authorize the consummation of the Debt Financing taken by the Company or any of the Subsidiaries shall be effective prior to the Closing, (E) none of the Company or any of the Subsidiaries shall be required to provide, and Buyer shall be solely responsible for, (1) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (2) any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (3) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing, (4) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (5) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K, and (F) Buyer shall indemnify, defend and hold harmless the Company and its Affiliates, and their respective Representatives, from and against any liability, obligation or loss suffered or incurred by them in connection with the arrangement of the Debt Financing, any information provided in connection therewith (other than arising from information provided by the Company or the Subsidiaries) and any misuse of the logos or marks of the Company or the Subsidiaries, except in the event such liabilities, obligations or losses (a) arose out of or result from the fraud, willful misconduct or gross negligence of the Company, any Subsidiary or any of their respective Representatives, or (b) directly resulted from the breach of any of the material obligations of the Company, any of the Subsidiaries or their respective Representatives under this Agreement.  Buyer shall promptly, upon written request therefor and reasonable documentation thereof, reimburse the Company and the Subsidiaries for all of its documented reasonable out-of-pocket costs incurred by the Company or any Subsidiary in connection with such cooperation and, to the extent Buyer does not reimburse the Company or the applicable Subsidiary for any such cost or expense on or prior to the date of the Closing, the Company shall be deemed to have a current asset in the amount of such unreimbursed costs and expenses for purposes of the Estimated Working Capital.  Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 6.7, shall be deemed satisfied unless the Company has materially breached its obligations under this Section 6.7 and such breach has been a primary cause of the Debt Financing not being obtained.  Subject to Buyer’s indemnification obligations under this Section 6.7, the Company hereby consents to the use of all of its and the Subsidiaries’ corporate logos in connection with the initial syndication or marketing of the Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Subsidiaries or the reputation or goodwill of the Company or any Subsidiary.

6.8       Update and Disclosure.  Prior to the Closing, the Company may deliver to Buyer supplements or updates to the Schedules reflecting Post-Signing Events.  In the event that such supplemented or updated Schedules reflect any Post-Signing Events that do not have a Material Adverse Effect on the Company, then the specified representations and warranties made by the Company will be deemed automatically modified to reflect such Post-Signing Event.  The delivery of any such supplemented or updated Schedules pursuant to this Section 6.8 will be deemed to have cured any breach that otherwise might exist or come to exist hereunder by reason of such Post-Signing Events that do not have a Material Adverse Effect on the Company, and Buyer will not be entitled to terminate this Agreement nor will any Buyer Indemnitee have any claim to indemnification or reimbursement in respect of or relating to any such Post-Signing Event.  In the event that such supplemented or updated Schedules reflect any Post-Signing Events that do have a Material Adverse Effect on the Company (each, a “Material Post-Signing Event”), Buyer will be entitled to terminate this Agreement pursuant to Section 8.1(f) by delivery of a termination notice to the Company and the Lenders’ Representative within five (5) Business Days after delivery by the Company of such supplemented or updated Schedules reflecting any Material Post-Signing Events (but in any event such delivery must be made prior to the Closing).

6.9       Reasonable Efforts; Cooperation.  Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including (a) obtaining all of the necessary Consents from Governmental Authorities and other third parties and the making of all filings and the taking of all steps as may be necessary to obtain Consent from, or to avoid an Action by, any Governmental Authority, (b) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

6.10     No Negotiation.  Until the earlier of the Closing and such time, if any, as this Agreement is terminated pursuant to Article VIII, the Company shall not, and shall cause the Subsidiaries not to, and shall direct each of its or their respective representatives not to, directly or indirectly through another Person:  (i) solicit, initiate, or take any action to encourage, facilitate, or induce, or that would reasonably be expected to lead to, the making, submission or announcement of, any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (ii) other than informing Persons of the provisions contained in this Section 6.10, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or otherwise take any action outside the ordinary course of business to encourage, facilitate, or induce any effort or attempt to make or implement an Acquisition Proposal; (iii) furnish any non-public information regarding the Company or any Subsidiary to any Person in connection with or in response to or which would reasonably be expected to lead to an Acquisition Proposal; (iv) approve, endorse or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Proposal or requiring the Company to abandon or terminate its obligations under this Agreement ; or (v) resolve or agree to do any of the foregoing.  Each of the Lenders and the Company shall, and shall cause the Subsidiaries to, and shall direct their respective representatives to, (x) immediately cease and cause to be terminated all discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal, and (y) promptly request the parties to any confidentiality or similar agreement relating to an Acquisition Proposal to promptly return or destroy any confidential information previously furnished or made available by the Company or its representatives thereunder in accordance with applicable confidentiality agreements.  Any action by a Subsidiary or representative of the Company that would, if taken by the Company, be a violation of the restrictions of this Section 6.10 shall be deemed a breach of this Section 6.10 by the Company.  An “Acquisition Proposal” shall mean any offer, proposal, or inquiry (other than an offer, proposal or inquiry by Buyer) contemplating or otherwise relating to any transaction or series of related transactions involving any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities or any sale, lease, exchange, transfer, acquisition or disposition of any material assets or any liquidation, dissolution, recapitalization, extraordinary dividend or other reorganization of the Company or the Subsidiaries.

6.11     Stockholder Approval.

(a)        Within five (5) Business Days after the date on which the Company obtains the Stockholders’ Written Consent, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Company stockholder that did not execute the Stockholders’ Written Consent.  The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Stockholders’ Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company and (iii) notify such Stockholders of their dissenters and appraisal rights pursuant to Section 262 of the DGCL.  The Stockholder Notice will include a copy of Section 262 of DGCL and all such other information as Buyer shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Company stockholder must demand appraisal of such stockholder’s Company Capital Stock as contemplated by 262(d)(2) of the DGCL (the “Twenty Day Period”).  All materials submitted to Stockholders in accordance with this Section 6.11(a) shall be subject to Buyer’s advance review and reasonable approval, which approval will not be unreasonably withheld, conditioned or delayed.

(b)        Promptly following the execution and delivery of this Agreement, (i) Merger Sub will submit this Agreement to Buyer for Buyer’s consideration, and (ii) Buyer shall vote all of its shares of the capital stock of Merger Sub for the adoption of this Agreement.

6.12     MIP Allocation Schedule.  At least two (2) Business Days prior to the Closing, the Company shall deliver to Buyer the MIP Allocation Schedule and thereafter through the Closing any interim updates to the MIP Allocation Schedule as necessary for the information reflected thereon to be accurate in all respects as of the Closing Date.

6.13     Employment Matters.

(a)        For purposes of this Section 6.13, the term “Covered Employees” shall mean employees who are employed by the Company or any Subsidiary at the Effective Time.

(b)        Effective as of immediately prior to the Closing, the Company shall adopt resolutions of the Company’s board of directors in substantially the form attached hereto as Exhibit F (unless Buyer provides written notice to the Company no later than ten (10) Business Days prior to the Closing Date that such resolutions are not to be adopted).  Unless Buyer provides such written notice to the Company, no later than three (3) Business Days prior to the Closing Date, the Company shall provide Buyer with evidence that such resolutions have been adopted by the Company’s board of directors.  Covered Employees will be eligible to participate in a defined contribution retirement plan of

Buyer or an Affiliate thereof (the “Buyer 401(k) Plan”) as soon as practicable  following the Closing Date.  Buyer shall (or shall cause its Affiliate to) permit Covered Employees to make rollover contributions to the Buyer 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including any loans but excluding after-tax contributions other than Roth contributions) in an amount equal to the full account balance (including any promissory notes) distributed to such Covered Employee from the iBiquity Digital Corporation 401(k) Plan.

(c)        As of the Effective Time, Buyer shall recognize, or shall cause the Surviving Corporation and their respective subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any Subsidiary) for vesting and eligibility purposes (but not for benefit accrual purposes, except for vacation and severance).  In no event shall anything contained in this Section 6.13(c) result in any duplication of benefits for the same period of service.

(d)       Nothing in this Section 6.13 shall be construed to limit the right of Buyer or any Subsidiary (including, following the Effective Time, the Company) to amend or terminate any Employee Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.13 be construed to require Buyer or any Subsidiary (including, following the Effective Time, the Company) to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time.

(e)        Copayments and Deductibles. From and after the Effective Time, Buyer will, or will cause the Surviving Company and its subsidiaries to, waive any pre-existing condition exclusions and actively-at-work requirements under any employee benefit plan or program in which a Covered Employee becomes eligible to participate following the Closing (the “Surviving Company Benefit Plans”) (except to the extent that such exclusions and requirements were not waived by the Company or the Subsidiaries), and will make commercially reasonable efforts to provide that any covered expenses incurred on or before the Effective Time by an employee or an employee’s covered dependents under the Company’s employee benefit plans will be taken into account under the applicable Surviving Company Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time.

(f)        280G Approval.  The Company shall obtain prior to the initiation of the 280G Approval (as defined below), a waiver (a “Parachute Payment Waiver”) from each person who  is, with respect to the Company or any member of the Controlled Group, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the 280G Approval, who elects to execute such a Parachute Payment Waiver and who might otherwise receive, have received, or have the right or entitlement to receive any parachute payment” (as defined in Section 280G of the Code) under Section 280G of the Code, pursuant to which each such person who has executed such a Parachute Payment Waiver shall agree, unless the 280G Approval has been obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, to waive any and all right or entitlement to the payments, acceleration of vesting and/or other benefits referred to in this Section 6.13(f) to the extent the value thereof exceeds 2.99 times such person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, and shall deliver to Buyer on or before the Closing Date any such Parachute Payment Waivers that have been obtained.  The Company shall use commercially reasonable efforts to obtain stockholder approval, in a manner which satisfies Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, of any payments or benefits that could be considered parachute payments for purposes of Section 280G of the Code such that, if such approval is obtained, such payments and benefits shall not be subject to Section 280G of the Code (the “280G Approval”), and if such approval is not obtained, such payments and benefits shall not be made (or retained if applicable).  As of the Closing Date, any “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) who would otherwise receive a “parachute payment,” as defined in Section 280G of the Code, who has not waived the right to receive such payment shall have had his/her payment(s) reduced below the applicable 280G threshold such that the person will no longer be treated as receiving a parachute payment thereunder.

6.14     R&W Insurance Policy.  Buyer shall use commercially reasonable efforts to (a) as promptly as practicable after the date hereof, obtain the R&W Insurance Policy in form and substance carrying out the purpose of such policy hereunder, and thereafter (b) maintain in full force and effect the R&W Insurance Policy in accordance with the terms thereof.

6.15     Company Bonus Plan Payments.  The Company shall pay, prior to the Closing, the annual bonuses pursuant to the bonus plan(s) or program(s) of the Company and the Subsidiaries for the Company’s 2015 fiscal year ending September 30, 2015 (the “2015 Annual Bonuses”). At least two (2) Business Days prior to the Closing, the Company shall deliver to Buyer a complete list identifying the name and amount paid or payable to each recipient of the 2015 Annual Bonuses.

ARTICLE VII
CONDITIONS TO CLOSING

7.1       Conditions to Obligations of the Company and the Lenders’ Representative.  The obligations of the Company and the Lenders’ Representative to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)        The representations and warranties of Buyer and Merger Sub set forth in Article V of this Agreement must be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on Buyer or Merger Sub.

(b)        Each of Buyer and Merger Sub must have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)        Each of Buyer and Merger Sub must have delivered or caused to be delivered to the Company and the Lenders’ Representative the items required by Section 3.3.

(d)       None of the Parties to this Agreement shall be subject to any Order of a court or other tribunal of competent jurisdiction that prohibits, limits, delays, or otherwise restrains the consummation of the transactions contemplated by this Agreement.

(e)        No lawsuit, claim, action, investigation, or other legal proceeding, in each case having been commenced by a Governmental Authority, shall be pending that seeks to prohibit, limit, delay, or otherwise restrain the consummation of the transactions contemplated by this Agreement.

(f)        The Company shall have received the Required Vote.

(g)        The Escrow Agent must have duly executed and delivered a counterpart to the Escrow Agreement.

(h)        The Company shall have received (i) the Payment (as defined in that certain side letter agreement by and between the Company and National Electric Benefit Fund (“NEBF”), dated November 24, 2014), due to the Company for the benefit of the participants in the MIP (the “NEBF Payment”), (ii) a credit against amounts payable by the Company to NEBF under the Credit Agreement as a result of, or in connection with, the Merger, or (iii) a combination of the foregoing clauses (i) and (ii) in an aggregate amount equal to the NEBF Payment.

(i)         Buyer shall have purchased, bound, executed and delivered prior to Closing the R&W Insurance Policy, the terms of which shall not have been amended or modified in any manner that materially limits coverage or expands subrogation rights against the Lenders, in each case with reference to the specimen policy made available to the Company on or prior to the date hereof.

7.2       Conditions to Obligations of Buyer and Merger Sub.  The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)        The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or “Material Adverse Effect”, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Effective Time as though such representations and warranties were made on and as of such time (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be so true and correct with respect to such specified date).

(b)        The Company must have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)        Since the date of this Agreement, there shall not have occurred any events that, individually or in the aggregate, have had or would be reasonably likely to have a Material Adverse Effect.

(d)       The Company must have delivered or caused to be delivered to Buyer and Merger Sub the items required by Section 3.2.

(e)        None of the Parties to this Agreement shall be subject to any Order of a court or other tribunal of competent jurisdiction that prohibits, limits, delays, or otherwise restrains the consummation of the transactions contemplated by this Agreement.

(f)        No lawsuit, claim, action, investigation, or other legal proceeding, in each case having been commenced by a Governmental Authority, shall be pending that seeks to prohibit, limit, delay, or otherwise restrain the consummation of the transactions contemplated by this Agreement.

(g)        The Escrow Agent must have duly executed and delivered a counterpart to the Escrow Agreement.

(h)        The Required Vote shall have been obtained such that this Agreement and the Merger shall have been duly and validly adopted and approved, as required by the DGCL, the Company’s certificate of incorporation and the Company’s bylaws, each as in effect on the date of the Closing, pursuant to the Stockholders’ Written Consent executed and delivered to Buyer, by holders of at least 99.5% of the outstanding shares of Common Stock and Preferred Stock.

(i)         The Twenty Day Period shall have expired and there shall be no Dissenting Shares in excess of 0.5% of the outstanding shares of Company Capital Stock.

(j)         Each of the Consents set forth on Schedule 7.2(j) shall have been obtained in form and substance satisfactory to Buyer.

(k)        The Key Employee Agreements shall not have been rescinded and the Key Employee Agreements shall remain in full force and effect.

(l)         Each of the Contracts set forth on Schedule 7.2(l) shall have been terminated in form and substance satisfactory to Buyer.

(m)       The Company shall have delivered to Buyer evidence, in form and substance reasonably satisfactory to Buyer, of (i) the taking of all necessary action to provide that all unvested participation rights under the MIP shall have become fully vested and (ii) the termination of the MIP as immediately following the Effective Time.

(n)        The Company shall have delivered to Buyer evidence in form and substance reasonably satisfactory to Buyer of the payment in full of all of the 2015 Annual Bonuses.

7.3       Frustration and Waiver of Closing Conditions.  No Party hereto may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was caused by such Party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement as required by and subject to Section 6.9.  Each condition set forth in Section 7.1 or Section 7.2 not satisfied as of the Closing shall be deemed waived by the applicable Party or Parties after the Closing, regardless of whether such Party or Parties delivered a written waiver of such condition at Closing.

ARTICLE VIII
TERMINATION OF AGREEMENT

8.1       Termination.  Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a)        by the mutual written consent of Buyer and the Company;

(b)        by Buyer or the Company, upon written notice to the other, if the transactions contemplated by this Agreement have not been consummated on or prior to October 31, 2015 or such later date, if any, as Buyer and the Company agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) is not available to any Party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time;

(c)        by Buyer or the Company, upon written notice to the other, if a Governmental Authority of competent jurisdiction and residing in a jurisdiction in which the Company or any Subsidiary does business has issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) is not available to any Party whose breach of any provision of this Agreement results in or causes such Order or other action or such Party is not in compliance with its obligations under Section 6.9;

(d)       by the Company, if (i) Buyer or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Buyer or Merger Sub such that the closing condition set forth in Section 7.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Buyer or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.1(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within thirty (30) days after receipt of written notice thereof or is incapable of being cured by Buyer or Merger Sub, as applicable, by the Termination Date;

(e)        by Buyer, if (i) the Lenders’ Representative or the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 7.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Lenders’ Representative or the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within thirty (30) days after receipt of written notice thereof or is incapable of being cured by the Company or the Lenders’ Representative by the Termination Date;

(f)        by Buyer upon written notice to the Company within five (5) Business Days after delivery by the Company or the Lenders’ Representative of supplemented or updated Schedules pursuant to Section 6.8 that reflect any Material Post-Signing Event;

(g)        by the Company upon written notice to Buyer if (i) the closing conditions set forth in Section 7.2 (other than those conditions that by their nature are to be first satisfied at the Closing; provided that such conditions are capable of being satisfied as of the date of the termination of this Agreement) are satisfied, (ii) the Company has confirmed by written notice to Buyer, no later than five (5) Business Days prior to such termination, that all conditions set forth in Section 7.1 are satisfied (other than those conditions that by their nature are to be first satisfied at the Closing; provided that such conditions are capable of being satisfied as of the date of the termination of this Agreement) or that it irrevocably waives any unsatisfied conditions in Section 7.1, and (iii) Buyer fails to consummate the transactions contemplated hereby when the Closing should have occurred pursuant to Section 3.1 and the Company stood ready, willing and able to consummate the transactions contemplated hereby during such five (5) Business Day period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any of its covenants, agreements, representations or warranties set forth in this Agreement; or

(h)        by Buyer, if the Stockholders’ Written Consent shall not have been obtained by the Company and delivered to Buyer by 11:59 PM, Eastern time, on the second Business Day immediately succeeding the date hereof.

8.2       Effect of Termination.

(a)        In the event of termination of this Agreement pursuant to Section 8.1 by either Buyer or the Company, this Agreement will become void and have no effect, without any liability or obligation on the part of any Party, other than the provisions of Section 6.2(b), Section 6.2(c), Section 6.3, the indemnity and reimbursement obligations in Section 6.7, this Section 8.2, Section 9.8 (solely to the extent necessary to enforce Buyer’s obligation to pay the Reverse Termination Fee) and Article XI which will survive any termination of this Agreement; provided, however, that nothing herein will relieve any Party from any liability for any pre-termination intentional or willful breach by such Party of its covenants or agreements set forth in this Agreement.

(b)        In the event that this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(g), then Buyer shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay to the Company a non-refundable cash amount equal to $10,320,000, payable by wire transfer of same day funds to an account designated by the Company (the “Reverse Termination Fee”).  The Company and Buyer acknowledge that the Reverse Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such fee is due and payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(c)        In the event that this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(g), the Company’s receipt of the Reverse Termination Fee from Buyer pursuant to Section 8.2(b) (and the payment of any amounts pursuant to Section 6.7 and Section 8.2(d), if applicable) shall be the sole and exclusive remedy of the Company against Buyer or Merger Sub for any loss or other liability of any kind suffered as a result of any breach of any covenant or agreement of Buyer or Merger Sub hereunder or the failure of the transactions contemplated hereby to be consummated; provided, however that nothing herein shall limit the rights and remedies of the Company and its Affiliates under the Confidentiality Agreement.  For the avoidance of doubt, while the Company may each pursue both a grant of specific performance to the extent permitted by Section 9.8 and the payment of the Reverse Termination Fee (and the payment of any amounts pursuant to Section 6.7 and Section 8.2(d), if applicable), under no circumstances shall the Company or the Lenders’ Representative be permitted or entitled to receive both (i) a full and actually realized grant of specific performance to require Buyer to consummate the Closing and (ii) payment of the Reverse Termination Fee.  The parties to this Agreement and the Lenders’ Representative acknowledge and hereby agree that in no event shall Buyer or Merger Sub be required to pay the Reverse Termination Fee on more than one occasion, and, in the event this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(g), in no circumstances shall Buyer or Merger Sub be required to (i) pay an aggregate amount in excess of the Reverse Termination Fee or (ii) pay any amount of monetary damages (other than amounts pursuant to Section 6.7 and Section 8.2(d), if applicable) if the Company has received the Reverse Termination Fee.

(d)       The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.  If either the Company is awarded a grant of specific performance or an injunction in accordance with Section 9.8 and the Closing occurs thereafter or as a result thereof then Buyer shall pay to the Company any fees, costs and expenses (including legal fees) incurred by the Company in connection with any such action, suit or proceeding.  If Buyer fails promptly to pay the Reverse Termination Fee, and, in order to obtain such payment, the Company commences an action, suit or proceeding that results in a judgment against Buyer for the Reverse Termination Fee, then Buyer shall pay to the Company, together with the Reverse Termination Fee, (i) interest on the Reverse Termination Fee from the date of termination of this Agreement at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the Closing Date and (ii) any fees, costs and expenses (including legal fees) actually incurred by the Company in connection with any such action, suit or proceeding.

(e)        Without limiting in any way the Company’s right to specific performance solely to the extent provided in, and subject to the terms and conditions of Section 9.8, the Company’s right to receive the Reverse Termination Fee (and the payment of any amounts pursuant to Section 6.7 and Section 8.2(d), if applicable) from Buyer pursuant to, and subject to the terms and conditions of, Section 8.2(b), shall, unless the Closing occurs (in which case this paragraph shall not apply), be the sole and exclusive remedy of any Company Group Member against any Buyer Group Member for any monetary damages suffered by any Company Group Member, or any liability or obligation of any kind of any Buyer Group Member, in each case, caused by, arising out of, relating to or in connection with (i) any breach or threatened or attempted breach (whether willful or otherwise) of this Agreement or any other agreement, certificate or other document entered into pursuant to the terms of this Agreement, (ii) any failure or threatened or attempted failure of Buyer or Merger Sub to comply with its obligations under this Agreement or any other agreement, certificate or other document entered into pursuant to the terms of this Agreement, (iii) any failure to consummate any of the transactions contemplated by this Agreement (including the Closing, the funding of the Debt Financing or Alternative Financing), or (iv) this Agreement, any other agreement, certificate or other document entered into pursuant to the terms of this Agreement, the transactions contemplated hereby or the failure of any of the transactions contemplated hereby to be consummated or the termination of this Agreement, in each case, including in any Action under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity (the items referred to in the foregoing clauses (i) through (iv), the “Potential Claims”).  No Company Group Member shall be entitled to bring, and neither the Company, the Lenders’ Representative nor any Company Group Member shall bring, and shall in no event support, facilitate, encourage or take any action other than opposing, the bringing of, any Action against any Buyer Group Member with respect to, arising out of, relating to or in connection with any Potential Claim and the Company shall use commercially reasonable efforts to cause any then pending Potential Claim against a Buyer Group Member to be dismissed with prejudice as promptly as practicable after such termination (and in no event later than (3) days following such termination).

(f)        For purposes of this Agreement, (i) the “Company Group” means, collectively, the Company, the Stockholders, the Lenders, the Lenders’ Representative and each of their respective former, current or future Affiliates, equity owners, officers, directors and representatives, and each of the foregoing Persons shall be a “Company Group Member” and (ii) the “Buyer Group” shall mean, collectively, (x) Buyer and Merger Sub, (y) the Financing Sources and (z) any of the respective former, current, or future Affiliates of the Persons identified in the immediately foregoing clauses (x) and (y), general partners, limited partners, equity owners, controlling persons and Representatives of any the Persons identified in the immediately foregoing clauses (x) and (y) or any such Affiliate (and each such Person shall be a “Buyer Group Member”).

ARTICLE IX
REMEDIES

9.1       Survival.  The representations, warranties, covenants and agreements of the Company, the Lenders’ Representative and Buyer, contained in this Agreement (including the Schedules (and any supplements thereto under Section 6.8) and exhibits attached hereto and the certificates delivered pursuant hereto) will survive the Closing, but only for the period of time (each, as applicable, a “Survival Period”) specified in this Section 9.1.

(a)        Covenants.  All covenants and agreements contained in this Agreement (including the Schedules attached to this Agreement and the certificates delivered pursuant to this Agreement) that contemplate performance thereof following the Closing will survive the Closing in accordance with their respective terms.

(b)        Representations.  The representations and warranties contained in this Agreement (including the Schedules attached to this Agreement and the certificates delivered pursuant to this Agreement) that are not Fundamental Representations will survive the Closing Date until the twelve (12)-month anniversary of the Closing Date.

(c)        Fundamental Representations.  The representations and warranties contained in Sections 4.1 (Organization and Standing; Authority), 4.2 (Capitalization), 4.3 (Subsidiaries), clauses (i) and (iii) of 4.4(a) (No Conflict; Required Filings and Consents) and 4.6 (Taxes) of this Agreement (including the Schedules attached to this Agreement and the certificates delivered pursuant to this Agreement) (the “Fundamental Representations”) will survive the Closing Date until the date that is four (4) years following the Closing Date (the “Special Indemnity Expiration Date”).

(d)       Extensions.  Any claim for indemnification brought by Buyer after the expiration of the applicable Survival Period will be void and invalid.  Any pending Buyer Claims or Third Party Claim brought prior to expiration of the applicable Survival Period will survive such expiration until resolved.

9.2       [Reserved.]

9.3       Indemnification by the Lenders.  Subject to the limitations set forth in this Article IX, (including the provisions of Section 9.1), from and after the Closing, Buyer, Merger Sub, the Surviving Company, their respective successors and permitted assigns, and their respective officers, employees, directors and stockholders (collectively, the “Buyer Indemnitees”) will be entitled to reimbursement from the Lenders for any Losses incurred by any of the Buyer Indemnitees following the Closing arising out of or as a result of:

(a)        any breach of or inaccuracy in the representations and warranties regarding the Company contained in Article IV (including the Schedules related thereto) that are not Fundamental Representations;

(b)        any breach of or inaccuracy in any Fundamental Representations;

(c)        any breach of the covenants or agreements of the Lenders’ Representative or the Company (but, in the case of the Company, solely with regard to pre-Closing breaches) contained in this Agreement;

(d)       any Taxes of the Company or any Subsidiary for Pre-Closing Tax Periods;

(e)        any claims of any current or former holders of Company Capital Stock, including relating to (i) the allocation of, or entitlement to a portion of, the Merger Consideration, (ii) the adoption of the MIP, the calculation of the Incentive Plan Bonus Amount and payment of all or a portion of the Incentive Plan Bonus Amount, including the allocation thereof and (iii) any purported contractual, employment or other rights to capital stock of the Company or other payments or claims for damages based on any such rights, including any Losses arising or resulting from any indemnification obligations of the Company to any officer, director or other Person, pursuant the Company’s certificate of incorporation, bylaws or other Contract arising out of the transactions contemplated hereby (except as actually satisfied by recovery from the D&O Tail);

(f)        any inaccuracy in the MIP Allocation Schedule or amounts set forth in Section 2.3(a)(i) or Section 2.3(a)(ii);

(g)        the exercise of any appraisal or dissenters rights or any other equitable remedy (including quasi-appraisal) with respect to the Merger by any holder of Company Capital Stock; and

(h)        any Selling Expenses, Company Debt outstanding as of the Closing or 2015 Annual Bonuses, in each case, not paid at or prior to the Closing.

9.4       Exclusive Remedy.  The Parties agree that, from and after the Closing, the sole and exclusive remedies of the Parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby, whether based in contract tort, equity or Law, are the indemnification and reimbursement obligations of the parties set forth in this Article IX.  The provisions of this Section 9.4 shall not, however, prevent or limit a cause of action under Section 9.8 to obtain an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof, or the arbitration proceedings under Section 2.3.

9.5       [Reserved.]

9.6       Limitations on Indemnification Payments to Buyer Indemnitees.  Notwithstanding anything in this Agreement to the contrary, the rights of the Buyer Indemnitees are limited as follows:

(a)        Basket.  The Buyer Indemnitees’ will not be entitled to assert any claims for Losses arising with respect to the matters described in Section 9.3(a) unless and until the aggregate amount of all such Losses suffered by the Buyer Indemnitees with respect to such matters exceeds $850,000 (the “Basket”), and then only to the extent of the Losses in excess of the Basket.

(b)        Claim Threshold. With respect to claims for indemnity pursuant to Section 9.3(a), the Buyer Indemnitees will not be entitled to assert any claims for Losses with respect to any individual item or matter, or items or matters arising out of substantially similar facts and circumstances, unless and until the amount of Losses with respect to such item(s) or matter(s) exceeds $25,000 (“Threshold Amount”), and if such Threshold Amount is not exceeded, none of the Losses with respect to such item(s) or matter(s) will count toward satisfying the Basket.

(c)        Source of Payment.

(i)         In pursuing the collection of any claims for Losses pursuant to Section 9.3, the Buyer Indemnitees may provide a Buyer Claim Notice to the Lenders’ Representative and the Escrow Agent and may proceed against the Indemnity Escrow Funds for the amount of such Losses in accordance with the terms of the Escrow Agreement, but not against any Lender directly, except as provided in Section 9.6(c)(ii) below.

(ii)        After the Indemnity Escrow Funds have been either released or exhausted (and with respect to claims under Section 9.3(b) and Section 9.3(d) after the R&W Insurance Policy has been exhausted, to the extent available to cover such matters), the Buyer Indemnitees may proceed against the Lenders directly for an aggregate of up to seventy-five percent (75%) of the Merger Consideration received by the Lenders for any Losses incurred by any of the Buyer Indemnitees following the Closing arising out of or as a result of any of the matters set forth in Sections 9.3(b)-(h); provided, however, that (x) no Lender shall be liable for more than its pro rata share of any Loss as set forth on Schedule 9.6(c)(ii) and (y) no Lender shall be liable in respect of any Buyer Claim or Third Party Claim pursuant to Sections 9.3(b)-(h) unless made on or prior to the Special Indemnity Expiration Date (it being understood, for further clarity, that any pending Buyer Claims or Third Party Claims brought pursuant to Sections 9.3(b)-(h) on or prior to the Special Indemnity Expiration Date will survive until resolved).

(iii)       Each Buyer Indemnitees’ first source of recovery for any indemnity obligation under Section 9.3 of this Agreement shall first be the Indemnity Escrow Funds until all of the Indemnity Escrow Funds have been released or exhausted and, for the avoidance of doubt, each Buyer Indemnitee’s sole source of recovery from the Indemnifying Parties for any indemnity obligation under Section 9.3(a) shall be the Indemnity Escrow Funds.

(d)       Third Party Payment Offset.  The Buyer Indemnitees’ rights pursuant to Section 9.3 on account of any Losses will be reduced by all insurance or other third party indemnification or contribution proceeds actually received by any of the Buyer Indemnitees.  Buyer shall use commercially reasonable efforts to claim and recover any Losses suffered by any of the Buyer Indemnitees pursuant to Section 9.3(a), Section 9.3(b) and Section 9.3(d) under the R&W Insurance Policy after the Indemnity Escrow Funds have been either released or exhausted.  The Buyer Indemnitees shall remit to the Lenders’ Representative (for the benefit of the Lenders) any such insurance or other third party proceeds that are paid to any of the Buyer Indemnitees with respect to Losses for which any of the Buyer Indemnitees has been previously compensated pursuant to Section 9.3, net of reasonable collection costs and increased insurance premiums as a result thereof.  For the avoidance of doubt, any proceeds received by any Buyer Indemnitees pursuant to the R&W Insurance Policy after the exhaustion of the retention under such policy shall not be required to be paid to the Lenders pursuant to this Section 9.6(d), unless and to the extent such proceeds are in duplication of amounts received by any Buyer Indemnitee from the Indemnity Escrow Funds or any Lender.

(e)        Tax Benefits. The Buyer Indemnitees’ right to indemnification pursuant to Section 9.3 on account of any Losses will be reduced by the net amount of the Tax Benefit (defined below) actually realized or received by any of the Buyer Indemnitees or their Affiliates as a result of a Loss (net of any costs incurred in connection with recovery of such Tax Benefit).  For purposes of the foregoing, “Tax Benefit”  means any reduction in any Tax realized as a result of a Loss equal to the positive difference, if any, between (i) the liability of the Buyer Indemnitees or their Affiliates for Taxes in the year the Loss is incurred not taking into account such Loss and (ii) the liability of the Buyer Indemnitees or their Affiliates for Taxes in such year taking into account the Loss and taking into account any taxable income realized by the Buyer Indemnitees or their Affiliates on account of such Loss or indemnification payment, with the Loss treated as the last item of expense or deduction realized for such year.

(f)        Losses.  The Buyer Indemnitees will not be entitled to recovery under Section 9.3 for punitive damages except if actually awarded in respect of a Third Party Claim.

(g)        Adjustments.  The Buyer Indemnitees will not be entitled to recovery under Section 9.3 for Losses to the extent that any Buyer Indemnitee has already been compensated therefor pursuant to Section 2.3.  The Buyer Indemnitees will not have the right to indemnification under this Agreement for any Losses to the extent such Losses are based on Taxes:  (i) attributable to taxable periods (or portions thereof) beginning after the Closing Date; (ii) that are due to the unavailability in any taxable period (or portion thereof) beginning after the Closing Date of any net operating losses, capital loss or other Tax attribute from a taxable period (or portion thereof) ending on or prior to the Closing Date (unless as a result of any breach of Section 4.6(c)); (iii) resulting from transactions or actions taken by Buyer, the Company, the Subsidiaries or any of their Affiliates after the Closing that are not contemplated by this Agreement and are outside the ordinary course of business; or (iv) that result from Buyer’s breach of any of the covenants contained in Article X.

(h)        Same Loss.  The Buyer Indemnitees shall not be entitled to be compensated more than once for the same Loss, including with respect to amounts accounted for in the Final Working Capital.

(i)         Materiality.  Notwithstanding anything contained herein to the contrary, for purposes of this Article IX, and solely with respect to the calculation of Losses (and not for purposes of determining whether a breach or inaccuracy has occurred) each representation and warranty in this Agreement and the schedules hereto shall be read without regard and without giving effect to the term “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty.

9.7       Claims Procedures.

(a)        [Reserved.]

(b)        Losses by Buyer Indemnitee.

(i)         Claims with Determinable Losses.  Subject to the limitations set forth in this Article IX, if any Buyer Indemnitee believes in good faith that it has a claim for indemnification pursuant to Section 9.3 (a “Buyer Claim”), the amount of which is then known, Buyer shall, as soon as reasonably practicable after it becomes aware of such Buyer Claim, notify the Lenders’ Representative of such Buyer Claim by means of a written notice describing the Buyer Claim in reasonable detail and setting forth Buyer’s good faith calculation of the Losses incurred by the applicable Buyer Indemnitee with respect thereto (a “Buyer Claim Notice”).  If, by the thirtieth (30th) day following receipt by the Lenders’ Representative of a Buyer Claim Notice (the “Dispute Period”), Buyer has not received from the Lenders’ Representative notice in writing that the Lenders’ Representative objects to the Buyer Claim (or the amount of Losses set forth in the Buyer Claim) asserted in such Buyer Claim Notice (a “Dispute Notice”), then, if such Buyer Claim shall have been made prior to the Indemnity Escrow Termination Date, Buyer and the Lenders’ Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to Buyer from the Indemnity Escrow Funds the amount of Losses specified in the Buyer Claim Notice subject to the limitations contained in this Article IX.

(ii)        Claims without Determinable Losses.  Subject to the limitations set forth in this Article IX, if any Buyer Indemnitee believes in good faith that it has a Buyer Claim the amount of which cannot reasonably be determined, Buyer shall, as soon as reasonably practicable after it becomes aware of such Buyer Claim, notify the Lenders’ Representative by means of a Buyer Claim Notice that contains the information required by Section 9.7(b)(i) and a good faith estimate, if possible, of Buyer’s calculation of the Losses incurred by the applicable Buyer Indemnitee with respect to such Buyer Claim.  If Buyer has not received a Dispute Notice from the Lenders’ Representative within the Dispute Period, then, if such Buyer Claim shall have been made prior to the Indemnity Escrow Termination Date, the Lenders’ Representative and Buyer shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to Buyer from the Indemnity Escrow Funds the amount of Losses specified from time-to-time as the amount of any such Buyer Claim becomes known, subject to the limitations contained in this Article IX; provided, however, that the Lenders’ Representative will be under no obligation to agree to any such payments under the immediately preceding clause and the making of any one such payment will be without prejudice to the continuing right of the Lenders’ Representative to object to any further payment.

(iii)       Claim Disputes.  If the Lenders’ Representative delivers a Dispute Notice to Buyer within the Dispute Period, Buyer and the Lenders’ Representative shall promptly meet and use their reasonable efforts to settle the dispute as to whether and to what extent the Buyer Indemnitees are entitled to reimbursement on account of such Buyer Claim.  If Buyer and the Lenders’ Representative are able to reach agreement within thirty (30) days after Buyer receives such Dispute Notice, then, if such Buyer Claim shall have been made prior to the Indemnity Escrow Termination Date, Buyer and the Lenders’ Representative shall deliver a joint written instruction to the Escrow Agent setting forth such agreement and instructing the Escrow Agent to pay to Buyer from the Indemnity Escrow Funds an amount in accordance with such agreement, subject to the limitations contained in this Article IX.  If Buyer and the Lenders’ Representative are unable to reach agreement within thirty (30) days after Buyer receives such Dispute Notice, then either Buyer, on the one hand, or the Lenders’ Representative on the other hand, may resort to other legal remedies, subject to the limitations set forth in this Article IX.

(c)        Third Party Claims.

(i)         Control of Defense.  Subject to Section 10.2, in the event of any claim by a third party for which indemnification is available under Section 9.3 (a “Third Party Claim”), Lenders’ Representative (on behalf of the Lenders) (“Indemnifying Party”), has the right, exercisable by written notice to Buyer within thirty (30) days of receipt of a Buyer Claim Notice, to assume and conduct the defense of such Third Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to Buyer.  If the Indemnifying Party has assumed such defense as provided in this Section 9.7(c), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnitee in connection with the defense of such Third Party Claim.  If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 9.7(c), the Indemnitee may continue to defend such Third Party Claim at the sole cost of the Indemnifying Party (subject to the limitations set forth in this Article IX) and the Indemnifying Party may still participate in, but not control, the defense of such Third Party Claim at the Indemnifying Party’s sole cost and expense.  The Indemnifying Party will not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim, without the prior written consent of the Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed).  The Indemnitee will not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).  Except with the prior written consent of the Indemnitee, no Indemnifying Party, in the defense of any such Third Party Claim, will consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting the

Indemnitee, (ii) contains an admission of a violation of any criminal Law or (iii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim or litigation.  In any such Third Party Claim, the party responsible for the defense of such Third Party Claim (the “Controlling Party”) shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such Third Party Claim, including all settlement negotiations and offers.  With respect to a Third Party Claim for which the Lenders’ Representative is the party responsible for the defense, Buyer shall use all reasonable efforts to make available to the Lenders’ Representative and its representatives all books and records of Buyer and the Company relating to such Third Party Claim and shall cooperate with the Lenders’ Representative in the defense of the Third Party Claim.

(ii)        Settlement.  The Controlling Party shall promptly notify the other party of each settlement offer with respect to a Third Party Claim.  Such other party shall promptly notify the Controlling Party whether or not such party is willing to accept the proposed settlement offer.  If the Lenders’ Representative is willing to accept the proposed settlement offer but Buyer refuses to accept such settlement offer, then if (i) such settlement offer requires only the payment of money damages and provides a complete release of all Indemnitees that are a party to such Third Party Claim with respect to the subject matter thereof, (ii) the Lenders’ Representative agrees in writing that the entire amount of such proposed settlement constitutes Losses that are recoverable from the Indemnity Escrow Funds then available for distribution, subject to the other provisions of this Agreement, and (iii) the amount of such proposed settlement will not exceed the limitations contained in this Article IX, then the amount payable to the Indemnitees with respect to such Third Party Claim will be limited to the amount of such settlement offer subject to the limitations contained in this Article IX.  The Lenders’ Representative may nevertheless propose in writing a good faith, reasonable settlement offer that requires only the payment of money damages and provides a complete release of all Indemnitees who are parties to such Third Party Claim with respect to the subject matter thereof; provided, however, that (A) the Lenders’ Representative agrees in writing that the entire amount of such proposed settlement constitutes Losses that are reimbursable from the Indemnity Escrow Funds then available for distribution, subject to the other provisions of this Agreement and (B) the amount of any such proposed settlement offer may not exceed the limitations contained in this Article IX.  If Buyer refuses to agree to or make the proposed settlement offer to the claimant in the Third Party Claim, any amount payable to a Buyer Indemnitee with respect to such Third Party Claim will be limited to the amount of such proposed settlement offer.  If any such settlement offer is made to any claimant and rejected by such claimant, the amount payable to an Indemnitee with respect to such Third Party Claim will not be limited to the amount of such settlement offer but will remain subject to all other limitations set forth in this Agreement.

(d)       Releases of Indemnity Escrow Funds.  All Indemnity Escrow Funds held under the Escrow Agreement minus the amounts of any unresolved Buyer Claims set forth in any then pending Buyer Claim Notices shall be released to the Lenders’ Representative on the twelve (12)-month anniversary of the Closing Date (the “Indemnity Escrow Termination Date”).

(e)        Cooperation.  For all purposes of this Article IX (including those pertaining to disputes under this Section 9.7), Buyer and the Lenders’ Representative shall cooperate with and make available to the other Party and its respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.

9.8       Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief.  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  In accordance with the foregoing it is agreed that the Parties, including Buyer, Merger Sub, the Company, or if after the Effective Time, the Lenders’ Representative, shall be, entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.  For the avoidance of doubt, under no circumstances shall the Company (collectively, with all of their Affiliates) be entitled to both a full and actually realized grant of specific performance or other equitable remedies of the sort described in this Section 9.8 and any monetary damages, including payment of all or any portion of the Reverse Termination Fee (other than payment of any amounts pursuant to Section 6.7 and Section 8.2(d), if applicable).  Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that neither the Lenders nor the Lenders’ Representative shall be entitled to specific performance of Buyer’s obligation to cause the Debt Financing to be funded; provided, however, that for the avoidance of doubt, if the proceeds of the Debt Financing are available in full to Buyer, the Company and the Lenders’ Representative may seek specific performance of Buyer’s obligations to consummate the transaction subject to the conditions set forth in Section 7.2.

9.9       Subrogation.  Upon making any indemnity payment pursuant to Section 9.2 or Section 9.3, as applicable, the Indemnifying Party shall be subrogated to all rights of the Indemnitee, as applicable, against any third party in respect of the Losses to which the payment is related.  The Parties will execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

9.10     Adjustment to Merger Consideration.  All indemnification payments made pursuant to this Article IX and all payments made pursuant to Section 9.12 will be treated as an adjustment to the Merger Consideration unless otherwise required by applicable Law.

9.11     Effect of Investigation.  The right to indemnification, payment of Losses or for other remedies based on any representation, warranty, covenant or obligation of Lenders contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition to the obligation of Buyer to consummate the Merger and the transactions contemplated hereby, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Losses, or other remedy based on such representation, warranty, covenant or obligation.

9.12     Rebate Obligations.  Buyer may, at Buyer’s sole discretion, settle or pay any Rebate Obligation at any time, and from time to time, during the three (3) year period immediately following the Closing (the “Rebate Escrow Period”), by providing written notice thereof to the Escrow Agent (with a copy to the Lenders’ Representative) (i) describing the Rebate Obligation and the amount so settled, paid or to be paid (each a “Rebate Amount”), in reasonable detail and (ii) instructing the Escrow Agent to release to Buyer an amount equal to such Rebate Amount from the Rebate Escrow Funds (“Rebate Escrow Release Notice”); provided, however, (x) Buyer will not be entitled to receive any Rebate Amount from the Rebate Escrow Funds unless and until the aggregate amount of all Rebate Obligations actually paid by Buyer without utilization of any Rebate Escrow Funds has exceeded $500,000 and (y) Buyer shall provide at least three (3) Business Days advance written notice to the Lenders’ Representative that it intends to deliver a Rebate Escrow Release Notice before delivering a Rebate Escrow Release Notice.  Within two (2) Business Days after the expiration of the Rebate Escrow Period, Buyer and the Lenders’ Representative shall deliver joint written instructions signed by Buyer and the Lenders’ Representative, instructing the Escrow Agent to pay and deliver all then-remaining Rebate Escrow Funds minus the amounts of any unpaid Rebate Amounts set forth in any then pending Rebate Escrow Release Notice to the Lenders’ Representative within five (5) Business Days after delivery thereof.  For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, Buyer Indemnitees’ sole source of recovery for any Rebate Obligations shall be the Rebate Escrow Funds.

ARTICLE X
TAX MATTERS

10.1     Cooperation; Audits; Tax Returns.

(a)        In connection with the preparation of Tax Returns, audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company and the Subsidiaries for all Tax periods ending on or before the Closing Date (“Pre-Closing Tax Periods”), Buyer, on the one hand, and the Lenders’ Representative, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.  Buyer shall and shall cause the Company and the Subsidiaries to (i) retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Lenders’ Representative, any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) give the Lenders’ Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and shall allow the Lenders’ Representative to take possession of such books and records.

(b)        Buyer and the Lenders’ Representative shall, upon the other’s request, use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(c)        Buyer shall prepare or cause to be prepared all Tax Returns of the Company or any Subsidiary for any Pre-Closing Tax Period and any Straddle Period.  All such Tax Returns shall be prepared in accordance with the past practices of the Company and the Subsidiaries unless otherwise required by applicable Law.  Lenders’ Representative shall have the right to review, comment on, and approve all such Tax Returns prior to their filing, such approval not to be unreasonably withheld, conditioned or delayed.  Buyer shall provide Lender’s Representative with final copies of all such Tax Returns after they are filed.  The Buyer shall provide such Tax Returns to Lenders’ Representative for comment or approval at least fifteen (15) days before the due date for such Tax Returns including any applicable extensions.  Buyer shall revise such Tax Returns to reflect any reasonable comments by Lenders’ Representative.  Buyer shall timely file or cause to be timely filed such Tax Returns. In the case of any Taxes relating to any Tax period that includes (but does not end on) the Closing Date (the “Straddle Period”), the portion of such Tax which relates to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

(d)       Any Tax refund related to or arising with respect to a Pre-Closing Tax Period or Straddle Period shall be for the account of Buyer including, but not limited to, a refund of any overpayment of estimated Taxes or refund related to the carryback of any losses arising out of the Transaction Deductions.

10.2     Controversies.  Notwithstanding Section 9.7(c), Buyer shall control any inquiries, assessments, proceedings or similar events with respect to Taxes.  Buyer shall promptly notify the Lenders’ Representative (a) upon receipt by Buyer or any Affiliate of the Buyer of any notice of any Tax Matter from any Taxing Authority or (b) prior to Buyer, the Company or any Subsidiary initiating any Tax Matter with any Taxing Authority.  The Lenders’ Representative may, at the Lenders’ expense, participate in any such Tax Matter.  The Buyer shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Lenders without the prior written consent of the Lenders’ Representative, which consent shall not be unreasonably conditioned, withheld or delayed.  The Buyer shall keep the Lenders’ Representative informed with respect to the commencement, status and nature of any such Tax Matter, and will, in good faith, allow the Lenders’ Representative to consult with it regarding the conduct of or positions taken in any such proceeding.

10.3     Amendment of Tax Returns.  Except as required by Applicable Law, none of Buyer, the Company or any of their Affiliates shall amend, re-file, revoke or otherwise modify any Tax Return or Tax election of any of the Company or any Subsidiary with respect to a Pre-Closing Tax Period or Straddle Period without the prior written consent of the Lenders’ Representative, such consent not to be unreasonably conditioned, withheld or delayed.

10.4     Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be paid one-half by Buyer and one-half by Lenders when due, and all necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by the Party required to file such Tax Returns under applicable Law.

ARTICLE XI
MISCELLANEOUS AND GENERAL

11.1     Lenders’ Representative.

(a)        The Lenders’ Representative is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of each of the Lenders.  Without limiting the generality of the foregoing, the Lenders’ Representative has full power and authority, on behalf of each Lender and his, her or its successors and assigns, to (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Lenders in connection herewith, including the Escrow Agreement and the Holdback Agreement, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, including the Escrow Agreement and the Holdback Agreement, (iii) receive service of process in connection with any claims under this Agreement, the Escrow Agreement or the Holdback Agreement, (iv) agree to, negotiate and enter into settlements and compromises of, assume the defense of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Lenders’ Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) take all actions necessary or appropriate in the judgment of the Lenders’ Representative on behalf of the Lenders in connection with this Agreement, the Escrow Agreement and the Holdback Agreement, (vii) make any determinations and settle any matters in connection with the adjustments to the Merger Consideration in Section 2.3, including authorizing the delivery to Buyer of the Escrow Funds in satisfaction of any Final Working Capital/Cash Shortfall, (viii) authorize delivery to any Buyer Indemnitee of the Indemnity Escrow Funds or any portion thereof in satisfaction of claims brought by any Buyer Indemnitee for Losses, (ix) distribute, or cause the distribution of, the Escrow Funds and the funds held in the Holdback Account and any earning and proceeds thereon, and any other amounts payable to the Lenders hereunder, and (x) deduct, hold back and/or redirect any funds, including the Expense Reserve Amount, which may be payable to any Lender pursuant to the terms of this Agreement, the Escrow Agreement, the Holdback Agreement or any agreements or documents executed and delivered in connection herewith in order to pay, or establish a reserve for, (i) any amount that may be payable by such Lender hereunder or (ii) any costs, fees, expenses and other liabilities incurred by the Lenders or Lenders’ Representative (in its capacity as such) in connection with this Agreement and other agreements and documents executed and delivered in connection herewith or its or their rights or obligations hereunder or thereunder. Buyer agrees to confirm the termination of employment to the Lenders’ Representative of any employee of Buyer (or its Affiliates) who provides written authorization to Buyer to provide such confirmation to the Lenders’ Representative.

(b)        At any time Lenders that upon the execution and delivery of this Agreement held at least seventy percent (70%) of the debt outstanding under the Credit Agreement (the “Lender Supermajority”) may, by written consent, appoint another Person as Lenders’ Representative.  Notice together with a copy of the written consent appointing such Person and bearing the signatures of Persons representing the Lender Supermajority must be delivered to Buyer and, if applicable, the Escrow Agent not less than ten (10) days prior to such appointment.  Such appointment shall be effective upon the later of the date indicated in the consent or the date ten (10) days after such consent is received by Buyer and, if applicable, the Escrow Agent.  In the event that the Lenders’ Representative becomes unable or unwilling to continue in his or its capacity as the Lenders’ Representative, or if the Lenders’ Representative resigns as the Lenders’ Representative, Persons representing the Lender Supermajority may, by written consent, appoint a new representative as the Lenders’ Representative.  Notice and a copy of the written consent appointing such new Lenders’ Representative and bearing the signatures of Persons representing the Lender Supermajority must be delivered to Buyer and, if applicable, the Escrow Agent.  Such appointment shall be effective upon the later of the date indicated in the consent or the date ten (10) days after such consent is received by Buyer and, if applicable, the Escrow Agent.

(c)        The Lenders’ Representative will not be liable for any act done or omitted under this Agreement as Lenders’ Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith.  Each of Buyer and Merger Sub agrees that it will not look to the personal assets of the Lenders’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company (pre-Closing) or the Lender.  In performing any of its duties under this Agreement or any agreements or documents executed and delivered in connection herewith, the Lenders’ Representative will not be liable to the Lenders for any Losses that such Person may incur as a result of any act, or failure to act, by the Lenders’ Representative under this Agreement or any agreements or documents executed and delivered in connection herewith, and the Lenders’ Representative will be indemnified and held harmless by the Lenders for all Losses, except to the extent that the actions or omissions of the Lenders’ Representative were taken or omitted not in good faith.  The limitation of liability provisions of this Section 11.1(c) will survive the termination of this Agreement and the resignation of the Lenders’ Representative.

(d)       The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Lender, and (ii) shall survive the consummation of the Merger.  The provisions of this Section 11.1 shall be binding upon the executors, heirs, legal representatives, successor and assigns of each Lender, and any references in this Agreement to any Lender shall mean and include the successors to such Person’s rights hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

11.2     Expenses.  Except as set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid, in the case of the Company, by the Company (if the transactions contemplated by this Agreement are not consummated), or will be treated as Selling Expenses (if the transactions contemplated by this Agreement are consummated) to the extent unpaid at the Closing, and in the case of Buyer or Merger Sub, by Buyer or Merger Sub.

11.3     Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns, but is not assignable by any Party without the prior written consent of the other Parties hereto.  Notwithstanding the foregoing, after the Closing, Buyer may assign all of its rights to payment under this Agreement for collateral security purposes to any lender providing financing to Buyer pursuant to the Debt Commitment Letter, but no such assignment shall relieve Buyer of any liability or obligation hereunder.

11.4     Third Party Beneficiaries.  Except as set forth in Sections 6.5, 9.2, 9.3, 11.1, 11.15 and 11.16 each Party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto; provided that the provisions of Section 8.2(e), Section 11.9, Section 11.10, Section 11.11 and Section 11.16 shall inure to the benefit of, and be enforceable by, the Financing Sources and their respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of such Sections.

11.5     Further Assurances.  The Parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement.

Each Party hereto shall cooperate affirmatively with the other Parties, to the extent reasonably requested by such other Parties, to enforce rights and obligations herein provided.

11.6     Notices.  Any notice or other communication provided for herein or given hereunder to a Party hereto must be in writing, and (a) delivered in person, (b) mailed by first class registered or certified mail, postage prepaid, (c) sent by Federal Express or other overnight courier of national reputation, or (d) sent by electronic mail, in each case addressed as follows:

If to the Surviving Company (only after Closing),
Buyer or Merger Sub:

DTS, Inc.
5220 Las Virgenes Road
Calabasas, CA 91302
Attention:  EVP & General Counsel
Email:  blake.welcher@dts.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Attention:  Michael S. Kagnoff
Email:  michael.kagnoff@dlapiper.com

If to the Company (only prior to Closing):

iBiquity Digital Corporation
6711 Columbia Gateway Drive, Suite 500
Columbia, MD  21046
Attention:  General Counsel
Email:  shuldiner@ibiquity.com

with a copy (which shall not constitute notice) to:

Jones Day
901 Lakeside Avenue
Cleveland, OH 44114
Attention:  William R. Stewart, Jr.
Email:  wrstewartjr@jonesday.com

If to the Lenders’ Representative or the Lenders:

Silver Point Capital, L.P.
Two Greenwich Plaza
Greenwich, CT 06830
Attention:  Matthew Ehmer; Enrique Viciana
Email:  mehmer@silverpointcapital.com;
eviciana@silverpointcapital.com

with copies (which shall not constitute notice) to:

Jones Day
901 Lakeside Avenue
Cleveland, OH 44114
Attention:  William R. Stewart, Jr.
Email:  wrstewartjr@jonesday.com

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004-1980

Attention: F. William Reindel

Email: f.william.reindel@friedfrank.com

or to such other address with respect to a Party as such party notifies the other in writing as above provided.  Each such notice or communication will be effective if given by any means specified in the first sentence of this Section 11.6, (a) upon delivery, if sent by electronic mail, (b) one Business Day after sending, if sent by Federal Express or other overnight courier of national reputation, (c) five Business Days after sending, if mailed by first class registered or certified mail, and (d) when delivered, if delivered in person.

11.7     Complete Agreement.  This Agreement and the Schedules and exhibits hereto and the other documents delivered by the Parties in connection herewith, together with the Confidentiality Agreement, contain the complete agreement between the Parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the Parties hereto with respect thereto.

11.8     Captions.  The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

11.9     Amendment; Extension; Waiver.  This Agreement may be amended or modified only by an instrument in writing duly executed by the Company (or, after the Closing, the Lenders’ Representative) and Buyer, which makes specific reference to this Agreement.  Subject to Section 8.1(b) (as it relates to termination by Buyer), at any time prior to the Closing, the Company may (a) extend the time for the performance of any of the obligations or other acts of Buyer or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer or Merger Sub contained herein or in any document, certificate or writing delivered by Buyer or Merger Sub pursuant hereto or (c) waive compliance by Buyer or Merger

Sub with any of the agreements or conditions contained herein.  Subject to Section 8.1(b) (as it relates to termination by the Company), at any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Company or the Lenders’ Representative contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document, certificate or writing delivered by the Company or the Lenders’ Representative pursuant hereto or (iii) waive compliance by the Company or the Lenders’ Representative with any of the agreements or conditions contained herein.  Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument duly authorized and executed on behalf of such Party.  No course of dealing or other failure of any Party to assert any of its rights hereunder shall constitute a waiver of such rights.  Notwithstanding anything to the contrary contained herein, Section 8.2(e), Section 9.8, Section 11.4, this Section 11.9, Section 11.10, Section 11.11 and Section 11.16 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be amended in a manner that is adverse in any material respect to the Financing Sources without the prior written consent of the Financing Sources.

11.10   Governing Law.  This Agreement and any suit, action or other proceeding arising out of or in connection with this Agreement or any of the transactions contemplated hereby are in each case governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to its rules of conflict of laws; provided that, notwithstanding the foregoing, all disputes or controversies arising out of or relating to the Debt Financing, the Debt Commitment Letter or the transactions contemplated thereby, other than any determinations thereunder as to (i) the accuracy of any representations and warranties made by or on behalf of the Company and the Subsidiaries in this Agreement and whether as a result of any inaccuracy thereof Buyer or Merger Sub can terminate its obligations under this Agreement or not consummate the Merger, (ii) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement and (iii) the interpretation of the definition of “Material Adverse Effect” and whether a Material Adverse Effect has occurred, shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.  Each of the Parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to the Debt Financing, the Debt Commitment Letter or the transactions contemplated thereby.

11.11   Jurisdiction.  Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in New York, New York for the purposes of any suit, action or other proceeding arising out of or in connection with this Agreement, the transactions contemplated hereby, the Debt Commitment Letter or the Debt Financing.  Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state civil district court located in New York, New York.  Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 11.11.

11.12   Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

11.13   Interpretive Provisions.  Unless otherwise indicated to the contrary herein by the context or use thereof:  (a) all references to the preamble, recitals, sections, articles, Schedules or exhibits are to the preamble, recitals, sections, articles, Schedules or exhibits of or to this Agreement; (b) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (c) masculine gender shall also include the feminine and neutral genders, and vice versa; (d) words importing the singular shall also include the plural, and vice versa; (e) the word “including” shall mean “including, without limitation”; and (f) the term “made available” and words of similar import shall refer to availability in (i) the virtual data room titled “Wavelength” located at https://datasite.merrillcorp.com at 5:00 p.m. Eastern Time on August 28, 2015 or (ii) the virtual data room located at https://files.ibiquity.com at least two (2) Business Days prior to the date hereof.

11.14   Counterparts; Electronic Transmission.  This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or email transmission), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.15   Waiver; Jointly Privileged Information.

(a)        Each of Buyer and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Jones Day representing the Lenders, the Lenders’ Representative and/or any of their or its respective Affiliates after the Closing solely as such representation may relate to the transactions contemplated herein.

(b)        All communications and work product involving attorney-client confidences between any Lenders, the Lenders’ Representatives, their Affiliates or the Company or any Subsidiary and Jones Day in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Lenders, the Lenders’ Representative and their Affiliates (and not the Company, the Surviving Company or any Subsidiary).  Accordingly, the Company shall not have access to any such communications or work product, or to the files of Jones Day relating to the any such communications or work product, whether or not the Closing shall have occurred.  Without limiting the generality of the foregoing, upon and after the Closing, (i) such Lenders and the Lenders’ Representative and their Affiliates (and not the Company, the Surviving Company or any Subsidiary) shall be the sole holders of the attorney-client privilege with respect to such communications and work product, and none of the

Company, the Surviving Company or any Subsidiary shall be a holder thereof, (ii) to the extent that files of Jones Day in respect of such communications or work product constitute property of the client, only Lenders, the Lenders’ Representative and their Affiliates (and not the Company, the Surviving Company or any Subsidiary) shall hold such property rights and (iii) Jones Day shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Company, the Surviving Company or any Subsidiary by reason of any attorney-client relationship between Jones Day and any of the Company, the Surviving Company or any Subsidiary or otherwise, with respect to such communications or work product.

(c)        Notwithstanding any other provision in this Agreement, prior to the Closing, Lenders and the Lenders’ Representative shall be permitted to remove from the Company and any Subsidiary any email, document and other records containing attorney-client privileged information where the attorney-client privilege is held jointly between one or more of the Company and any Subsidiary, on the one hand, and any Lenders and their Affiliates on the other hand, solely as such may relate to the transactions contemplated herein (“Jointly Privileged Information”).  From and after the Closing, Buyer shall cause the Company, the Surviving Company and each Subsidiary to provide to the Lenders’ Representative all copies (including electronic, digital, or otherwise) of any Jointly Privileged Information that is inadvertently not removed prior to the Closing.  The Lenders’ Representative agrees that any email, document and other record temporarily removed for analysis to determine the presence of Jointly Privileged Information pursuant to the first sentence of this Section 11.15(c) shall be returned to the Company promptly following completion of such review if it is determined by such the Lenders’ Representative that such email, document or other record does not contain Jointly Privileged Information.

11.16   No Recourse to Financing Sources.  Notwithstanding anything herein to the contrary, each Company Group Member hereby waives any rights or claims against each of the Financing Sources in connection with this Agreement, the Debt Financing or the Debt Commitment Letter, whether at law or equity, in contract, in tort or otherwise, and each Company Group Member agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any action or proceeding against any Financing Source in connection with this Agreement or any transaction contemplated hereby or thereby (including any action or proceeding relating to the Debt Financing or the Debt Commitment Letter).  In furtherance and not in limitation of the foregoing waiver, it is agreed that no Financing Source shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to any Company Group Member in connection with this Agreement or any transaction contemplated hereby or thereby (including any action or proceeding relating to the Debt Financing or the Debt Commitment Letter).  Each Company Group Member acknowledges and agrees to the confidentiality provisions contained in the Debt Commitment Letter and the fee letter with respect thereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company, the Lenders’ Representative, Merger Sub and Buyer, and the Lenders listed on the signature pages hereto (solely for purposes of Section 2.2(d), Article IX and Section 11.1) have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.

COMPANY:

iBIQUITY DIGITAL CORPORATION

By:	/s/ ROBERT J. STRUBLE
Name: Robert J. Struble
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

-i-

LENDERS’ REPRESENTATIVE:

SILVER POINT CAPITAL, L.P.

By:	/s/ MICHAEL A. GATTO
Name: Michael A. Gatto
Title: Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

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SOLELY FOR PURPOSES OF SECTION 2.2(d), ARTICLE IX AND SECTION 11.1

LENDERS:

SPCP GROUP, LLC

By:	/s/ MICHAEL A. GATTO
Name: Michael A. Gatto
Title: Authorized Signatory

NATIONAL ELECTRIC BENEFIT FUND

By:	Columbia Partners, L.L.C. Investment Management

Its:	Authorized Signatory

By:	/s/ JASON A. CRIST
Name: Jason A. Crist
Title: Managing Director

MERRILL LYNCH CREDIT PRODUCTS, LLC

By:	/s/ JONATHAN M. BARNES
Name: Jonathan M. Barnes
Title: Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ JONATHAN M. BARNES
Name: Jonathan M. Barnes
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

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BUYER:

DTS, INC.

By:	/s/ JON E. KIRCHNER
Name: Jon E. Kirchner
Title: Chief Executive Officer

MERGER SUB:

WAVELENGTH ACQUISITION CORP.

By:	/s/ JON E. KIRCHNER
Name: Jon E. Kirchner
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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